Exhibit 10.1

EXECUTION VERSION

Sensient Technologies Corporation

€39,999,999.99 1.71% Senior Notes, Series I, due May 3, 2027
$75,000,000 4.94% Senior Notes, Series M, due May 31, 2028
€40,000,000 4.15% Senior Notes, Series N, due May 31, 2028
$35,000,000 6.08% Senior Notes, Series O, due November 29, 2026
$35,000,000 6.14% Senior Notes, Series P, due November 29, 2027
$35,000,000 6.34% Senior Notes, Series Q, due November 29, 2029
€40,000,000 4.62% Senior Notes, Series R, due November 29, 2029
$60,000,000 4.83% Senior Notes, Series S, due November 3, 2029

and

Master Note Facility

Amended and Restated Consolidated Note Purchase and Master Note Agreement

Dated as of November 3, 2025

Table of Contents

(Not a part of the Agreement)

Section	Heading	Page

Section 1.	Consolidation, Amendment and Restatement; Authorization Of Notes.	2

Section 2.	Sale And Purchase Of Notes.	4

Section 2.1.	Purchase and Sale of Effective Date Notes	4
Section 2.2.	Purchase and Sale of Notes	4
Section 2.3.	Subsidiary Guaranties	10

Section 3.	Facility Closings.	10

Section 3.1.	Effective Date Notes Closing	10
Section 3.2.	Facility Closings	10
Section 3.3.	Rescheduled Facility Closings	11

Section 4.	Conditions of Effectiveness; Conditions To Closing.	11

Section 4.1.	Conditions of Consolidation, Amendment and Restatement and Sale of the Effective Date Notes	11
Section 4.2.	Conditions to any Closing Day	14

Section 5.	Representations And Warranties Of The Company.	18

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Section 5.14.	Use of Proceeds; Margin Regulations	23
Section 5.15.	Existing Debt; Future Liens	23
Section 5.16.	Foreign Assets Control Regulations, Etc	23
Section 5.17.	Status under Certain Statutes	24
Section 5.18.	Environmental Matters	24

Section 6.	Representations Of The Purchasers.	25

Section 6.1.	Purchase for Investment	25
Section 6.2.	Source of Funds	25

Section 7.	Information As To The Company.	26

Section 7.1.	Financial and Business Information	26
Section 7.2.	Officer’s Certificate	29
Section 7.3.	Visitation	30

Section 8.	Prepayment Of The Notes.	30

Section 9.	Affirmative Covenants.	41

Section 10.	Negative Covenants.	45

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Section 10.8.	Line of Business	52
Section 10.9.	Terrorism Sanctions Regulations	52

Section 11.	Events Of Default.	53

Section 12.	Remedies On Default, Etc.	55

Section 12.1.	Acceleration	55
Section 12.2.	Other Remedies	56
Section 12.3.	Rescission	56
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc	56

Section 13.	Registration; Exchange; Substitution Of Notes.	56

Section 13.1.	Registration of Notes	56
Section 13.2.	Transfer and Exchange of Notes	57
Section 13.3.	Replacement of Notes	57

Section 14.	Payments On Notes.	57

Section 14.1.	Place of Payment	57
Section 14.2.	Home Office Payment	58

Section 15.	Expenses, Etc.	58

Section 15.1.	Transaction Expenses	58
Section 15.2.	Survival	59

Section 16.	Survival Of Representations And Warranties; Entire Agreement.	59

Section 17.	Amendment And Waiver.	59

Section 17.1.	Requirements	59
Section 17.2.	Solicitation of Holders of Notes.	60
Section 17.3.	Binding Effect, Etc	60
Section 17.4.	Notes Held by Company, Etc	61

Section 22.1.	Successors and Assigns	63
Section 22.2.	Payments Due on Non-Business Days	63

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Purchaser Schedule
Schedule A	—	Defined Terms
Schedule 5.3	—	Disclosure Materials
Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock
Schedule 5.15	—	Sensient Technologies Long-Term Debt Summary
Schedule 6	—	Existing Investments
Schedule 8.7	—	Swap Agreements
Exhibit 1(a)	—	Form of 1.71% Senior Notes, Series I, due May 3, 2027
Exhibit 1(b)	—	Form of 4.94% Senior Note, Series M, due May 31, 2028
Exhibit 1(c)	—	Form of 4.15% Senior Notes, Series N, due May 31, 2028
Exhibit 1(d)	—	Form of 6.08% Senior Note, Series O, Due November 29, 2026
Exhibit 1(e)	—	Form of 6.14% Senior Note, Series P, Due November 29, 2027
Exhibit 1(f)	—	Form of 6.34% Senior Note, Series Q, Due November 29, 2029
Exhibit 1(g)	—	Form of 4.62% Senior Note, Series R, due November 29, 2029
Exhibit 1(h)	—	Form of 4.83% Senior Notes, Series S, due November 3, 2029
Exhibit 1(i)	—	Form of Shelf Note
Exhibit 2.2(c)	—	Form of Request for Purchase
Exhibit 2.2(e)	—	Form of Confirmation of Acceptance
Exhibit 2.3	—	Form of Subsidiary Guaranty
Exhibit 3.1	—	Form of Funding Instructions Letter
Exhibit 4.1(d)(a)(i)	—	Form of Opinion of Special New York Counsel for the Company
Exhibit 4.1(d)(a)(ii)	—	Form of Opinion of General Counsel for the Company
Exhibit 4.1(d)(a)(iii)	—	Form of Opinion of Special Counsel for the Company
Exhibit 4.1(d)(b)	—	Form of Opinion of Special Counsel for the Existing Holders

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Sensient Technologies Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304

€39,999,999.99 1.71% Senior Notes, Series I, due May 3, 2027
$75,000,000 4.94% Senior Notes, Series M, due May 31, 2028
€40,000,000 4.15% Senior Notes, Series N, due May 31, 2028
$35,000,000 6.08% Senior Notes, Series O, due November 29, 2026
$35,000,000 6.14% Senior Notes, Series P, due November 29, 2027
$35,000,000 6.34% Senior Notes, Series Q, due November 29, 2029
€40,000,000 4.62% Senior Notes, Series R, due November 29, 2029
$60,000,000 4.83% Senior Notes, Series S, due November 3, 2029
and
Master Note Facility

Dated as of November 3, 2025

MetLife Investment Management, LLC (“MetLife”)

NYL Investors LLC (“NYL”)

PGIM, Inc. (“Prudential”; Prudential, MetLife and NYL are collectively referred to as the “Investor Group Representatives”)

Each of the holders of the Existing Notes (as
 hereinafter defined) (the “Existing Holders”)

Each of the Purchasers of the Effective Date Notes (as
 hereinafter defined) (the “Effective Date Purchasers”)

Each other MetLife Affiliate (as hereinafter defined), NYL Affiliate (as hereinafter defined) and Prudential Affiliate (as hereinafter defined) which becomes bound by certain provisions of this Agreement as hereinafter provided (each such MetLife Affiliate, NYL Affiliate and Prudential Affiliate together with the Existing Holders and Effective Date Purchasers, collectively, the “Purchasers”)

Ladies and Gentlemen:

SENSIENT TECHNOLOGIES CORPORATION, a Wisconsin corporation (the “Company”), agrees with each of you as follows:

INTRODUCTION

Reference is hereby made to that certain (a) Note Purchase Agreement dated as of May 3, 2017 (the “Existing 2017 Note Agreement”) between the Company and each of the of the original purchasers listed in Schedule A thereto under and pursuant to which the Company issued €39,999,999.99 aggregate principal amount of its 1.71% Senior Notes, Series I, due May 3, 2027 (the “Existing Series I Notes”), (b) Note Purchase Agreement dated as of May 31, 2023 (the “Existing May 2023 Note Agreement”) between the Company and each of the of the original purchasers listed in Schedule A thereto under and pursuant to which the Company issued (i) $75,000,000 aggregate principal amount of its 4.94% Senior Notes, Series M, due May 31, 2028 (the “Existing Series M Notes”) and (ii) €40,000,000 aggregate principal amount of its 4.15% Senior Notes, Series N, due May 31, 2028 (the “Existing Series N Notes”) and (c) Note Purchase Agreement dated as of November 29, 2023 (the “Existing November 2023 Note Agreement” and, together with each of the Existing 2017 Note Agreement and the Existing May 2023 Note Agreement, collectively, the “Existing Note Agreements”) between the Company and each of the of the original purchasers listed in Schedule A thereto under and pursuant to which the Company issued (i) $35,000,000 aggregate principal amount of its 6.08% Senior Notes, Series O, due November 29, 2026 (the “Existing Series O Notes”), (ii) $35,000,000 aggregate principal amount of its 6.14% Senior Notes, Series P, due November 29, 2027 (the “Existing Series P Notes”), (iii) $35,000,000 aggregate principal amount of its 6.34% Senior Notes, Series Q, due November 29, 2029 (the “Existing Series Q Notes”) and (iv) €40,000,000 aggregate principal amount of its 4.62% Senior Notes, Series R, due November 29, 2029 (the “Existing Series R Notes” and, together with each of the Existing Series I Notes, Existing Series M Notes, Existing Series N Notes, Existing Series O Notes, Existing Series P Notes and the Existing Series Q Notes, collectively, the “Existing Notes”).

The Company and the Existing Holders now desire to (a) consolidate the Existing Note Agreements into a single note purchase agreement and concurrently amend and restate the consolidated note purchase agreement to be in the form of this Agreement, (b) provide that the Existing Notes shall be deemed to be outstanding under and subject to the terms of this Agreement and (c) add the Facility as set forth in Section 2.2 below.

Section 1.           Consolidation, Amendment and Restatement; Authorization Of Notes.

Section 1.1.         Consolidation, Amendment and Restatement.   Effective upon the execution and delivery hereof by the Company, the Investor Group Representatives and the Existing Holders, and the satisfaction of the conditions set forth in Section 4.1, the Company, the Investor Group Representatives and the Existing Holders agree that the Existing Note Agreements shall be and are hereby consolidated, amended and restated in the form of this Agreement.

Section 1.2.       Existing Notes.  Effective upon the satisfaction of the conditions set forth in Section 4.1, the Company, the Investor Group Representatives and the Existing Holders agree that each of the Existing Notes shall be deemed to be outstanding under this Agreement and be entitled to the benefits hereof and all references therein to the “Agreement”, as defined in any Existing Note, shall be deemed to be references to this Agreement; provided, that, upon the reasonable request of any holder of an Existing Note, the Company agrees to provide a substitute Note of the applicable Series in the form for such Series attached hereto as Exhibit 1(a), Exhibit 1(b), Exhibit 1(c), Exhibit 1(d), Exhibit 1(e), Exhibit 1(f) or Exhibit 1(g), respectively.  The terms “Existing Note” and “Existing Notes” as used herein shall include each Existing Note delivered pursuant to any provision of the Existing Note Agreements or this Agreement and each Existing Note delivered in substitution or exchange for any such Existing Note pursuant to any provision of this Agreement.

(b)        The Existing Series I Notes bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount thereof from the date of issuance, payable semiannually, on May 3 and November 3 in each year and on the maturity date of the Notes.

(c)         The Existing Series M Notes and the Existing Series N Notes bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount thereof from the date of issuance, payable semiannually, on May 31 and November 30 in each year and on the maturity date of the Notes.

(d)         The Existing Series O Notes, the Existing Series P Notes, the Existing Series Q Notes and the Existing Series R Notes bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount thereof from the date of issuance, payable semiannually, on May 29 and November 29 in each year and on the maturity date of the Notes.

Section 1.3.          Authorization of Effective Date Notes.

(a)          The Company will authorize the issue and sale of $60,000,000 aggregate principal amount of its 4.83% Senior Notes, Series S, due November 3, 2029 (the “Series S Notes” or the “Effective Date Notes”). The Effective Date Notes shall be substantially in the form set out in Exhibit 1(h).

(b)          The Series S Notes bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount thereof from the date of issuance, payable semiannually, on May 3 and November 3 in each year and on the maturity date of the Series S Notes.

Section 1.4.         Authorization of Shelf Notes.  The Company will from time to time authorize the issue of its senior promissory notes (the “Shelf Notes”) in the aggregate principal amount of up to the Available Facility Amount at such time, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 12 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(e), and to be substantially in the form of Exhibit 1(j).  The terms “Shelf Note” and “Shelf Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision.  The terms “Note” and “Notes” as used herein shall include each Existing Note, the Effective Date Notes and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.  Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same currency specification, (iv) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (v) the same interest rate, (vi) the same interest payment periods and (vii) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.

Section 1.5.          Leverage Holiday Interest.  During a Leverage Holiday, the interest rate payable on all outstanding Notes shall be increased by the Leverage Holiday Interest. The Leverage Holiday Interest shall begin to accrue on the first day of the Trigger Quarter, and shall continue to accrue throughout the Leverage Holiday.

Section 2.           Sale And Purchase Of Notes.

Section 2.1.          Purchase and Sale of Effective Date Notes.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, on the Effective Date (as hereinafter defined) as provided for in Section 3.1, the Effective Date Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof.  The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 2.2.          Purchase and Sale of Notes.

(a)         Facility.  Each Investor Group Representative, severally and not jointly, is willing to consider, in its sole discretion and within limits which may be authorized for purchase by its Investor Group Affiliates from time to time, the purchase of Notes pursuant to this Agreement; provided that in no event shall the aggregate principal amount of Notes purchased by any Investor Group Affiliate exceed the amount specified for the applicable Investor Group on the Purchaser Schedule attached hereto.  The willingness of the Investor Group Representatives to consider such purchase of Notes is herein called the “Facility”.  At any time, $825,000,000, minus the aggregate outstanding principal amount of Notes at such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time.  For purposes of calculating the Available Facility Amount, the aggregate principal amounts of Notes and Accepted Notes shall be calculated in Dollars with the aggregate amount of any Notes denominated or Accepted Notes to be denominated in any Available Currency other than Dollars being converted to Dollars at the rate of exchange used by the applicable Investor Group Representative to calculate the Dollar equivalent at the time of the applicable Acceptance under Section 2.2(e).  NOTWITHSTANDING THE WILLINGNESS OF AN INVESTOR GROUP REPRESENTATIVE TO CONSIDER PURCHASES OF NOTES BY AFFILIATES OF SUCH INVESTOR GROUP REPRESENTATIVE, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER ANY INVESTOR GROUP REPRESENTATIVE NOR ANY AFFILIATE THEREOF SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE MASTER NOTE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY ANY INVESTOR GROUP REPRESENTATIVE OR ANY AFFILIATE THEREOF.

(b)         Issuance Period.  Shelf Notes may be issued and sold pursuant to this Agreement until the earliest of (i) the third anniversary of the Effective Date (or if the date of such anniversary is not a Business Day, the Business Day next preceding such anniversary), (ii) termination of the Facility pursuant to Section 12.1 and (iii) the acceleration of any Note pursuant to Section 12.1.  The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.

(c)          Periodic Pricing Information and Request for Purchase.

(i)         Periodic Pricing Information.  On any Business Day during the Issuance Period and when an Available Facility Amount exists, the Company may request by e-mail or telephone to each Investor Group Representative, and each Investor Group Representative will, to the extent reasonably practicable, provide to the Company on that Business Day (if such request is received not later than 9:30 a.m. (New York City local time)) or on the following Business Day (if such request is received after 9:30 a.m. (New York City local time)) information by e-mail or telephone with respect to various spreads and/or interest rates (based on the internal practices of such Investor Group Representative) at which the applicable Investor Group Affiliates might be interested in purchasing Notes of different average lives and/or of different Available Currencies.  The amount and content of information to be provided is in the sole discretion of each Investor Group Representative as to its information, but it is the intent of each Investor Group Representative to provide information that will be of use to the Company in determining whether to submit a Request for Purchase under Section 2.2(c)(ii). The delivery of the information requested is not an offer to purchase Notes, and no Investor Group Affiliate is obligated to purchase Notes at the spreads and/or the interest rates specified.  Each Investor Group Representative may, individually, suspend or terminate providing information pursuant to this Section 2.2(c)(i) for any reason in its sole discretion, including, among other things, its determination that the credit quality of the Company has declined since the Effective Date.

(ii)        Request for Purchase.  The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”).  Each Request for Purchase shall be made to each of the Investor Group Representatives by confirmed email transmission or overnight delivery service, and shall (a) specify the currency (which shall be an Available Currency) of the Notes covered thereby, (b) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $10,000,000 (or the equivalent in the applicable Available Currency) and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (b) specify the principal amounts, final maturities (which shall be no more than 12 years from the date of issuance), average life (which shall be no more than 12 years from the date of issuance), principal prepayment dates (if any) and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (c) specify the use of proceeds of such Shelf Notes, (d) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 30 days (or such longer period as either Investor Group Representative consents to in its sole discretion) after the making of such Request for Purchase, (e) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale and specify the contacts to verify such wire instructions, (f) specify the date by which Quotations are due which shall be not less than 5 Business Days after the making of such Request for Purchase (the “Quotation Response Date”), (g) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (h) be substantially in the form of Exhibit 2.2(c).  Each Request for Purchase shall be in writing and shall be deemed made when received by the Investor Group Representatives.

(d)         Rate Quotes.  On or prior to the applicable Quotation Response Date, an Investor Group Representative may, but shall be under no obligation to, provide to the Company by telephone or email transmission, in each case between 9:30 a.m. and 1:30 p.m. (New York City local time) (or such later time as such Investor Group Representative may elect) spread and/or interest rate quotes (based on the internal practices of such Investor Group Representative) for the several principal amounts, Available Currencies, maturities, principal prepayment schedules, and interest payment periods of Notes specified in such Request for Purchase (each such spread or interest rate quote provided in response to a Request for Purchase herein called a “Quotation”).  Each Quotation shall represent the spread over the applicable U.S. Treasury or other governmental securities or interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which an Investor Group Affiliate or Affiliates would be willing to purchase such Shelf Notes at 100% of the principal amount thereof (in each case, which principal amount shall be less than the amount which would cause the aggregate principal amount of Shelf Notes purchased by the applicable Investor Group to exceed the amount specified for such Investor Group on the Purchaser Schedule attached hereto).

(e)         Acceptance.  Within the Acceptance Window, a Responsible Officer of the Company may, subject to Section 2.2(f), elect to accept a Quotation as to not less than $10,000,000 (or the equivalent in an Available Currency) aggregate principal amount of the Shelf Notes specified in the related Request for Purchase.  Such election shall be made by a Responsible Officer of the Company notifying the applicable Investor Group Representative by telephone or email transmission within the Acceptance Window that the Company elects to accept such Quotation, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates.  The day the Company notifies the applicable Investor Group Representative(s) of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes.  Any Quotation as to which the applicable Investor Group Representative does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation.  Subject to Section 2.2(f) and the other terms and conditions hereof, the Company agrees to sell to the Investor Group Affiliate(s) of the applicable Investor Group Representative(s), and the applicable Investor Group Representative(s) agree(s) to cause the purchase by its Investor Group Affiliate(s) of, the Accepted Notes for which it receives an Acceptance at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, the applicable Investor Group Representative(s) and the Investor Group Affiliate(s) which are to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 2.2(e) (herein called a “Confirmation of Acceptance”).  If the Company should fail to execute and return to the applicable Investor Group Representative within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, the applicable Investor Group Representative may at its election at any time prior to such Investor Group Representative’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.

(f)        Market Disruption.  Notwithstanding the provisions of Section 2.2(e), if any Investor Group Representative shall have provided a Quotation pursuant to Section 2.2(d) and thereafter prior to the time an Acceptance with respect to such Quotation shall have been notified to such Investor Group Representative in accordance with Section 2.2(e): (i) in the case of any Shelf Notes, the domestic market for U.S. Treasury securities, derivatives or other financial instruments shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities, derivatives or other financial instruments; and (ii) in the case of Shelf Notes issued in a currency other than Dollars, the market for the relevant government securities (which in the case of the Euro, shall be the German Bund) or the spot and forward currency market, the futures market or the interest rate swap market shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading then, in either such case, such Quotation shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation.  If the Company thereafter notifies an Investor Group Representative of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and the applicable Investor Group Representative shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.

(g)          Fees.

(i)          Structuring Fee.  At the time of the execution and delivery of this Agreement by the Company and the Investor Group Representatives, the Company will pay to each Investor Group Representative or at the direction of such Investor Group Representative by wire transfer of immediately available funds a fee (herein called the “Structuring Fee”) in the amount of $75,000.

(ii)        Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note (1) on the Cancellation Date or actual closing date of such purchase and sale and (2) if earlier, the next Business Day following 90 days after the Acceptance Day for such Accepted Note and on each Business Day following 90 days after the prior payment hereunder, a fee (herein called the “Delayed Delivery Fee”) equal to:

(A)        in the case of an Accepted Note denominated in Dollars, an amount calculated as follows:

(BEY – MMY) X DTS/360 X PA

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by the applicable Investor Group Representative on the date such Investor Group Representative receives notice of the delay in the closing for such Accepted Note and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by the applicable Investor Group Representative each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made.

(B)         in the case of an Accepted Note denominated in a currency other than Dollars, an amount calculated as follows:

((BEY – ONR) X DTS/360 X PA) + CAE

where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “ONR” means the arithmetic average of the Overnight Interest Rates on each day from and including the original Closing Day for such Accepted Note; “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day for such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent Delayed Delivery Fee payment with respect to such Accepted Note) to but excluding the date of such payment; “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made and “CAE” means the costs and expenses (if any) incurred by such Purchaser or its affiliates with respect to any interest rate, currency exchange or similar agreement entered into by the Purchaser or any such affiliate in connection with the delayed closing of such Accepted Notes.

In no case shall the Delayed Delivery Fee be less than zero.  Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.

(iii)        Cancellation Fee.  If the Company at any time notifies any Investor Group Representative in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if an Investor Group Representative notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(e) or the penultimate sentence of Section 3.2 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to:

(A)        in the case of an Accepted Note denominated in Dollars, calculated as follows:

PI X PA

where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (1) the excess of the ask price (as determined by the applicable Investor Group Representative) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by the applicable Investor Group Representative) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (2) such bid price; and “PA” has the meaning ascribed to it in Section 2.2(g)(i).  The foregoing bid and ask prices shall be as reported by TradeWeb LLC (or, if such data for any reason ceases to be available through TradeWeb LLC, any publicly available source of similar market data).  Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place; and

(B)          in the case of an Accepted Note denominated in a currency other than Dollars with respect to which the interest rate has been fixed, an amount calculated as the aggregate of all unwinding costs incurred by such Purchaser or its affiliates on positions executed by or on behalf of such Purchaser or such affiliates in connection with the proposed lending in such currency and fixing the coupon in such currency, provided, however, that any gain realized upon the unwinding of any such positions shall be offset against any such unwinding costs.  Such positions include (without limitation) currency and interest rate swaps, futures and forwards, government bond (including U.S. Treasury bond) hedges and currency exchange contracts, all of which may be subject to substantial price volatility.  Such costs may also include (without limitation) losses incurred by such Purchaser or its affiliates as a result of fluctuations in exchange rates.  All unwinding costs incurred by such Purchaser shall be determined by the applicable Investor Group Representative or its affiliate in accordance with generally accepted financial practice.

In no case shall the Cancellation Fee be less than zero.

Section 2.3.         Subsidiary Guaranties. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement may, from time to time at the election of the Company, be absolutely and unconditionally guaranteed by any Subsidiary who delivers a guaranty pursuant to Section 9.7, (each, a “Subsidiary Guarantor”) pursuant to the guaranty agreement substantially in the form of Exhibit 2.3 attached hereto and made a part hereof (as the same may be amended, modified, extended or renewed, a “Subsidiary Guaranty”).

Section 3.           Facility Closings.

Section 3.1.       Effective Date Notes Closing. The sale and purchase of the Effective Date Notes to be purchased by each Effective Date Purchaser shall occur at the offices of ArentFox Schiff LLP, at 1301 Avenue of the Americas, 42nd Floor, New York, New York 10019 at a closing on the Effective Date.  On the Effective Date the Company will deliver to each Effective Date Purchaser the Effective Date Notes to be purchased by such Effective Date Purchaser in the form of a single Effective Date Note (or such greater number of Series S Notes in denominations of at least $1,000,000 as such Effective Date Purchaser may request) dated the Effective Date and registered in such Effective Date Purchaser’s name (or in the name of its nominee), against delivery by such Effective Date Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit 3.1 attached hereto, from the Company to the Effective Date Purchasers delivered prior to the Effective Date.  If on the Effective Date the Company shall fail to tender such Effective Date Notes to any Effective Date Purchaser as provided above in this Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled to such Effective Date Purchaser’s satisfaction, such Effective Date Purchaser shall, at its election, be relieved of all further obligations under this Agreement relating to such Effective Date Notes, without thereby waiving any rights such Effective Date Purchaser may have by reason of such failure by the Company to tender such Effective Date Notes or any of the conditions specified in Section 4 not having been fulfilled to such Effective Date Purchaser’s satisfaction.

Section 3.2.       Facility Closings. Not later than 11:30 a.m. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance(s) relating thereto at the offices of ArentFox Schiff LLP, at 1301 Avenue of the Americas, 42nd Floor, New York, New York 10019, or at such other place selected by the applicable Investor Group Representative, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on such Closing Day, dated such Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase for such Notes.

Section 3.3.         Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided in Section 3.2, or any of the conditions specified in Section 4.2 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 p.m., New York City local time, on such scheduled Closing Day notify the applicable Investor Group Representative(s) (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to the applicable Investor Group Representative(s) (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(g)(i) or (ii) such closing is to be canceled.  If a Rescheduled Closing Day is established in respect of Notes denominated in a currency other than Dollars, such Notes shall have the same maturity date, principal prepayment dates and amounts and interest payment dates as originally scheduled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, the applicable Investor Group Representative (on behalf of each Purchaser) may at its election, at any time after 1:00 p.m., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled.  Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless the applicable Investor Group Representative(s) shall have otherwise consented in writing.

Section 4.           Conditions of Effectiveness; Conditions To Closing.

Section 4.1.        Conditions of Consolidation, Amendment and Restatement and Sale of the Effective Date Notes.  The effectiveness of each Investor Group Representative’s and the Existing Holders’ agreement to consolidate, amend and restate the Existing Note Agreements as of the date hereof (the “Effective Date”) and each Effective Date Purchaser’s obligation to purchase and pay for the Effective Date Notes to be sold to such Effective Date Purchaser on the Effective Date is subject to the fulfillment to each Investor Group Representative’s, each Existing Holder’s and each Effective Date Purchaser’s satisfaction, prior to or on the Effective Date, of the following conditions:

(a)         Representations and Warranties. Except with respect to representations contained in Section 5 which indicate otherwise, the representations and warranties of the Company in this Agreement shall be correct as of the Effective Date.

(b)        Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Effective Date. Before and after giving effect to the consolidation, amendment and restatement of the Existing Note Agreements and the issue and sale of the Effective Date Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

(c)          Compliance Certificates.

(i)          Officer’s Certificate. The Company shall have delivered to each Investor Group Representative, each Existing Holder and each Effective Date Purchaser an Officer’s Certificate, dated as of the Effective Date, certifying that the conditions specified in Sections 4.1(a), 4.1(b) and 4.1(j) have been fulfilled.

(ii)       Secretary’s Certificate. The Company shall have delivered to each Investor Group Representative, each Existing Holder and each Effective Date Purchaser a certificate of its Secretary or Assistant Secretary, dated the Effective Date, certifying as to (1) the names, titles and true signatures of the officers of the Company authorized to sign the Transaction Documents and the other documents to be delivered on the Effective Date, (2) resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Transaction Documents, (3) the Company’s organizational documents (including certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents from the Secretary of State of its state of formation as then in effect and (4) a good standing certificate issued by the Secretary of State (or similar governmental official) of the Company’s jurisdiction of incorporation.

(d)         Opinions of Counsel. Each Investor Group Representative, each Existing Holder and each Effective Date Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated as of the Effective Date (a)(i) from Finn Dixon & Herling LLP, special New York counsel for the Company, covering the matters set forth in Exhibit 4.1(d)(a)(i), (ii) from John J. Manning, Esq., General Counsel for the Company, covering the matters set forth in Exhibit 4.1(d)(a)(ii) and (iii) from Quarles & Brady LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.1(d)(a)(iii) and in each such case covering such other matters incident to the transactions contemplated hereby as such Investor Group Representative, each Existing Holder and each Effective Date Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Investor Group Representative, each Existing Holder and each Effective Date Purchaser) and (b) from ArentFox Schiff LLP, the special counsel to each of the Investor Group Representatives, Existing Holders and Effective Date Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.1(d)(b) and covering such other matters incident to such transactions as such Investor Group Representative, such Existing Holder or such Effective Date Purchaser may reasonably request.

(e)          Purchase Permitted by Applicable Law, Etc. On the Effective Date such Effective Date Purchaser’s purchase of Effective Date Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Effective Date Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Effective Date Purchaser, such Effective Date Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Effective Date Purchaser may reasonably specify to enable such Effective Date Purchaser to determine whether such purchase is so permitted.

(f)          Sale of Effective Date Notes. Contemporaneously on the Effective Date, the Company shall sell to each other Effective Date Purchaser and each other Effective Date Purchaser shall purchase the Effective Date Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

(g)          Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Effective Date the fees, charges and disbursements of the special counsel to the Investor Group Representatives, Existing Holders and Effective Date Purchasers referred to in Section 4.1(d) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such date.

(h)         Payment of Fees.  The Company shall have paid directly to each Investor Group Representative or the Purchasers, as requested, any fees due to such Investor Group Representative or the Purchasers pursuant to or in connection with this Agreement, including the Structuring Fee due pursuant to Section 2.2(g)(i) and any Delayed Delivery Fee due pursuant to Section 2.2(g)(ii).

(i)        Private Placement Number. A Private Placement Number issued by CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Effective Date Notes.

(j)          Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

(k)          Funding Instructions Letter.

(i)          At least 5 Business Days prior to the Effective Date, each Effective Date Purchaser shall have received written instructions substantially in the form attached hereto as Exhibit 3.1 signed by a Responsible Officer on letterhead of the Company including (1) the name and address of the transferee bank, (2) such transferee bank’s ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.2(l) at least five Business Days prior to such Closing Day and (4) the name, email and telephone number of a Responsible Officer (other than the individual signing such written instruction) responsible for (x) verifying receipt of the funds and (y) verifying the information set forth in the instructions.  At the written request of any Effective Date Purchaser (which may be by email), an identifiable Responsible Officer shall confirm the written instructions by a live videoconference made available to the Effective Date Purchasers no later than 2 Business Days prior to such Closing Day. Each Effective Date Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to the Effective Date. If an Effective Date Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Effective Date Purchaser on a telephone call initiated by such Effective Date Purchaser prior to such Closing Day. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Effective Date Purchaser’s purchase price of the Notes. At least two Business Days prior to the Effective Date, if requested by an Effective Date Purchaser, a Responsible Officer of the Company shall have confirmed such written instructions in a live video conference call made available to the Effective Date Purchasers.

(l)         Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Investor Group Representative, such Existing Holder or such Effective Date Purchaser and its special counsel, and such Investor Group Representative, such Existing Holder or such Effective Date Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Investor Group Representative, such Existing Holder or such Effective Date Purchaser or such special counsel may reasonably request.

Section 4.2.        Conditions to any Closing Day.  Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser on any Closing Day is subject to the fulfillment to such Purchaser’s satisfaction, prior to or on such Closing Day, of the following conditions:

(a)          Certain Documents.  Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser dated as of such Closing Day unless otherwise indicated, and, on such Closing Day, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i)	the Note(s) to be purchased by such Purchaser on such Closing Day in the form of Exhibit 1(j); and

(ii)	such other certificates, documents and agreements as such Purchaser may reasonably request.

(b)         Representations and Warranties. Except with respect to representations contained in Section 5 which indicate otherwise, the representations and warranties of the Company in this Agreement shall be correct as of such Closing Day.

(c)        Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or on such Closing Day. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

(d)          Compliance Certificates.

(i)        Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated as of such Closing Day, certifying that the conditions specified in Sections 4.2(b), 4.2(c) and 4.2(k) have been fulfilled.

(ii)         Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated as of such Closing Day, certifying as to (1) the names, titles and true signatures of the officers of the Company authorized to sign the Notes being delivered on such Closing Day, the Transaction Documents and the other documents to be delivered on such Closing Day, (2) resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes being delivered on such Closing Day and the Transaction Documents, as applicable, (3) the Company’s organizational documents (including certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents from the Secretary of State of its state of formation (but only if such registered organizational documents have been modified since the last certified set thereof delivered to such Purchaser)) as then in effect and (4) a good standing certificate issued by the Secretary of State (or similar governmental official) of the Company’s jurisdiction of incorporation.

(e)          Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated as of such Closing Day (a)(i) from Finn Dixon & Herling LLP, special New York counsel for the Company, covering the matters set forth in Exhibit 4.1(d)(a)(i), (ii) from John J. Manning, Esq., General Counsel for the Company, covering the matters set forth in Exhibit 4.1(d)(a)(ii) and (iii) from Quarles & Brady LLP, special counsel for the Company, covering the matters set forth in Exhibit 4.1(d)(a)(iii) and in each such case covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from ArentFox Schiff LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.1(d)(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

(f)         Purchase Permitted by Applicable Law, Etc. On such Closing Day such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

(g)         Sale of Other Notes. Contemporaneously on such Closing Day, the Company shall sell to each other Purchaser, and each other Purchaser shall purchase, the Notes to be purchased by it on such Closing Day as specified in the applicable Confirmation of Acceptance; provided, that the condition set forth in this Section 4.2(g) may be deemed satisfied notwithstanding the failure of any Purchaser to purchase the Notes to be purchased by it as specified in the applicable Confirmation of Acceptance solely as a result of the bankruptcy, insolvency or reorganization of such Purchaser or order of a Governmental Authority with jurisdiction over such Purchaser.

(h)         Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing Day the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.2(e) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such date.

(i)          Payment of Fees.  The Company shall have paid directly to each Investor Group Representative or the Purchasers, as requested, any fees due to such Investor Group Representative or the Purchasers pursuant to or in connection with this Agreement, including any Delayed Delivery Fee due pursuant to Section 2.2(g)(ii).

(j)        Private Placement Number. A Private Placement Number issued by CUSIP Global Services (in cooperation with the SVO) shall have been obtained for each Series of Notes to be issued on such Closing Day.

(k)         Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

(l)           Funding Instructions Letter.

(i)         At least 5 Business Days prior to such Closing Day, each Purchaser shall have received written instructions substantially in the form attached hereto as Exhibit 3.1 signed by a Responsible Officer on letterhead of the Company confirming the information specified in the applicable Request for Purchase including (1) the name and address of the transferee bank, (2) such transferee bank’s ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.2(l) at least five Business Days prior to such Closing Day and (4) the name, email and telephone number of a Responsible Officer (other than the individual signing such written instruction) responsible for (x) verifying receipt of the funds and (y) verifying the information set forth in the instructions.  At the written request of any Purchaser (which may be by email), an identifiable Responsible Officer shall confirm the written instructions by a live videoconference made available to the Purchasers no later than 2 Business Days prior to such Closing Day. Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $50.00) to the account identified in the written instructions no later than two (2) Business Days prior to such Closing Day. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to such Closing Day. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes. At least two Business Days prior to such Closing Day, if requested by a Purchaser, a Responsible Officer of the Company shall have confirmed such written instructions in a live video conference call made available to the Purchasers.

(m)         Subsidiary Guarantors.

(i)          Guaranty Agreement; Confirmation.  Each Subsidiary who is required to deliver a Subsidiary Guaranty pursuant to Section 9.7 hereof shall have executed and delivered to each Purchaser a duly executed Subsidiary Guaranty, a joinder agreement in respect of an existing Subsidiary Guaranty, or a confirmation of its obligations under its Subsidiary Guaranty, as applicable, with respect to and after the issuance of the Notes to be issued on such Closing Day.

(ii)         Representations and Warranties.  The representations and warranties of each Subsidiary Guarantor in the Subsidiary Guaranty shall be correct when made and on such Closing Day.

(iii)        Performance; No Default.  Each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement or the applicable Subsidiary Guaranty required to be performed or complied with by it prior to or at such Closing Day.  Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.

(iv)        Officer’s Certificate.  Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate signed by an authorized responsible officer of such Subsidiary Guarantor, dated such Closing Day, certifying that the conditions specified in clause (ii) and (iii) of this Section 4.2(m) have been fulfilled.

(v)        Secretary’s Certificate.  Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated such Closing Day, certifying, among other things, (A) as to the names, titles and true signatures of the officers of such Subsidiary Guarantor authorized to sign the Subsidiary Guaranty, joinder to existing Subsidiary Guaranty or confirmation of the Subsidiary Guaranty, as applicable, and the other documents to be delivered on such Closing Day, (B) resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty, joinder to existing Subsidiary Guaranty or confirmation of the Subsidiary Guaranty, as applicable, (C) such Subsidiary Guarantor’s organizational documents (including certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents from the Secretary of State of its state of formation (but only if such registered organizational documents have been modified since the last certified set thereof delivered to such Purchaser)) as then in effect and (D) a good standing certificate issued by the Secretary of State (or similar governmental official) of such Subsidiary Guarantor’s jurisdiction of incorporation or formation.

(n)        Supplement to Schedule 8.7.  In the event any Swapped Notes are being issued on such Closing Day, each Purchaser of a Swapped Note shall deliver a supplement to Schedule 8.7 describing the Initial Swap Agreement relating to such Swapped Notes.

(o)        Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5.           Representations And Warranties Of The Company.

The Company represents and warrants to each Investor Group Representative and each Purchaser that, as of the Effective Date and as of each Closing Day hereunder:

Section 5.1.          Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.       Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.        Disclosure. This Agreement and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 (or as such Schedule 5.3 may be updated by the Company pursuant to a Request for Purchase delivered pursuant to Section 2.2(c)) (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Investor Group Representative in connection with entering into this Agreement (in the case of the making of this representation on the Effective Date) or delivered to an Investor Group Representative or such Purchaser in connection with this Agreement or such Purchaser’s purchase of a Series of Notes prior to the day the applicable Quotation for such Series of Notes was provided by the applicable Investor Group Representative or requested by an Investor Group Representative as a condition to providing a Quotation (in the case of the making of this representation in connection with the issuance of such Series of Notes) being referred to, collectively, as the “Disclosure Documents”)), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2024 (in the case of the making of this representation on the Effective Date) and since the end of the most recent fiscal year of the Company for which audited financial statements have been furnished prior to the day the applicable Quotation was provided by the applicable Investor Group Representative pursuant to Section 2.2(d) with respect to any Series of Notes for which this representation is being made (in the case of the making of this representation in connection with the Request for Purchase with respect to such Series of Notes and the issuance of such Series of Notes), there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

Section 5.4.          Organization of Subsidiaries; Affiliates.

(a)          As of the Effective Date, Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and (ii) the Company’s Affiliates, other than Subsidiaries.

(b)        As of the Effective Date, all of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 that are owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)         Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)          No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.        Financial Statements; Material Liabilities. The Company has delivered to each Investor Group Representative and each Purchaser copies of the following financial statements of the Company and its Subsidiaries: (a) a consolidated balance sheet of the Company and its Subsidiaries as of the last day of each of the three fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Investor Group Representative or such Purchaser (other than fiscal years completed within 105 days prior to such date for which audited financial statements have not been released) and consolidated statements of income or operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for each such year, all reported on by an independent certified public accounting firm of nationally or regionally recognized standing and (b) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income or operations, shareholders’ equity and cash flows for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

Section 5.6.         Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

Section 5.7.       Governmental Authorizations, Etc. Except for the filing of a Current Report on SEC Form 8-K with the SEC with respect to this Agreement and the transactions contemplated hereby, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

Section 5.8.          Litigation; Observance of Agreements, Statutes and Orders.

(a)         There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)         Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.          Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2017.

Section 5.10.        Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.         Licenses, Permits, Etc.

(a)          The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b)       To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c)          To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.        Compliance with ERISA.

(a)          The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)         The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $5,000,000 in the case of any single Plan and by more than $10,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)          The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)       The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)         The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Section 5.13.       Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue-sky laws of any applicable jurisdiction.

Section 5.14.     Use of Proceeds; Margin Regulations. Proceeds of the Existing Notes were used to repay existing Debt and for general corporate purposes.  The Company will apply the proceeds of the sale of (i) the Effective Date Notes to repay the Company’s $25,000,000 4.19% Senior Notes, Series J, and £25,000,000 2.76% Senior Notes, Series L and (ii) any Shelf Notes as set forth in the relevant Request for Purchase.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, (a) to finance a Hostile Tender Offer or (b) for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15.        Existing Debt; Future Liens.

(a)         Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of November 3, 2025 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)        Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c)         Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or any Subsidiary, except as specifically indicated in Schedule 5.15.

Section 5.16.        Foreign Assets Control Regulations, Etc.

(a)         Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)        Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)          No part of the proceeds from the sale of the Notes hereunder:

(i)         constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)         will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)         will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)       The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17.       Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 5.18.        Environmental Matters.

(a)         Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(b)        Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(c)         Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(d)        All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

Section 6.           Representations Of The Purchasers.

Section 6.1.        Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2.         Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a)         the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b)        the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)          the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as have been disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)        the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e)         the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f)          the Source is a governmental plan; or

(g)         the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h)          the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.          Information As To The Company.

Section 7.1.         Financial and Business Information. The Company shall deliver to each of the Investor Group Representatives, each Purchaser and each holder of Notes that is an Institutional Investor:

(a)         Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i)           a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii)        consolidated statements of earnings, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); and provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.sensient.com) and shall have given each Investor Group Representative, Purchaser and holder of a Note prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

(b)          Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of,

(i)          a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)          consolidated statements of earnings, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

(1)       an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Company Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, and

(2)        a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s certificate described in clause (2) above (the “Accountants’ Certificate”), shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery, the Accountants’ Certificate;

(c)         SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally) and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)          Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)        ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)          with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)        the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)        any event, transaction or condition that could reasonably result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)          Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g)          Resignation or Replacement of Auditors — within ten days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may reasonably request; and

(h)        Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Investor Group Representative or holder of Notes, including, without limitation, such information as is required by SEC Rule 144A under the Securities Act to be delivered to any prospective transferee of the Notes.

Section 7.2.        Officer’s Certificate. Each set of financial statements delivered to an Investor Group Representative, Purchaser or holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by separate concurrent delivery of such certificate to each Investor Group Representative, each Purchaser and each holder of Notes):

(a)          Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2 through Section 10.4, inclusive, Section 10.6 and covenants incorporated herein pursuant to Section 9.8 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence and if any Leverage Holiday is currently occurring under Section 10.2(a)); and

(b)          Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.        Visitation. The Company shall permit the representatives of each Investor Group Representative, each Purchaser and each holder of Notes that is an Institutional Investor:

(a)          No Default — if no Default or Event of Default then exists, at the expense of such Investor Group Representative, Purchaser or holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)          Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8.           Prepayment Of The Notes.

Section 8.1.          Notes; Maturity Date.

(a)         Shelf Notes.  Each Series of Shelf Notes shall be subject to required prepayments, if any, as set forth in the Notes of such Series; provided that upon any partial prepayment of the Notes of a Series pursuant to Section 8.2 or partial purchase of a Note of a Series pursuant to Section 8.6, the principal amount of each required prepayment, if any, of such Note becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of such Note is reduced as a result of such prepayment or purchase.

(b)         Maturity Date.  As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.          Optional Prepayments. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 or such lesser amount as shall be outstanding (but if in the case of a partial prepayment, then against each Series of Notes in proportion to the aggregate principal amount outstanding on each Series), at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount and the Swap Breakage Amount, each determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Notes (with a copy to each Investor Group Representative) written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each such Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3.          Change in Control.

(a)        Notice of Change in Control or Control Event. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes (with a copy to each Investor Group Representative) unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.3. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.

(b)          Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes (with a copy to each Investor Group Representative) written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 8.3, accompanied by the certificate described in subparagraph (g) of this Section 8.3, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.3.

(c)         Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 8.3, such date shall be not less than 30 days and not more than 120 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).

(d)          Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company (with a copy to each Investor Group Representative) not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute an acceptance of such offer by such holder.

(e)          Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, plus the Make-Whole Amount and the Swap Breakage Amount, each determined for the prepayment date with respect to such principal amount.

(f)          Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (c) and accepted in accordance with subparagraph (d) of this Section 8.3 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control has not occurred on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on, the date on which such Change in Control occurs. The Company shall keep each Investor Group Representative and each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.3 in respect of such Change in Control shall be deemed rescinded).

(g)          Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation; (v) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (vi) that the conditions of this Section 8.3 have been fulfilled; and (vii) in reasonable detail, the nature and date or proposed date of the Change in Control.

(h)          Certain Definitions.

“Change in Control” shall be deemed to have occurred if any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the Effective Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act),

(i)          become the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the Effective Date), directly or indirectly, of more than 35% of the total voting power of all classes then outstanding of the Company’s Voting Stock, or

(ii)          acquire after the Effective Date (x) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the board of directors of the Company, through beneficial ownership of the capital stock of the Company or otherwise, or (y) all or substantially all of the properties and assets of the Company in a manner which does not require compliance with Section 10.5(c).

“Control Event” means:

(1)          the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control,

(2)          the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(3)        the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the Effective Date) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Effective Date) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

(iii)        All calculations contemplated in this Section 8.3 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.

Section 8.4.         Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to Section 8.3 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

Section 8.5.         Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date, and with the Make-Whole Amount, if any, and the Swap Breakage Amount, if any.

From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, and Swap Breakage Amount, if any, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.6.         Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.7.          Make-Whole Amount.

(a)          Make-Whole Amount with respect to Non-Swapped Notes. The term “Make-Whole Amount” means, with respect to any Non-Swapped Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Note over the amount of such Called Principal; provided, however, that the Make-Whole Amount may in no event be less than zero.

For the purposes of determining the Make-Whole Amount with respect to any Non-Swapped Note, the following terms have the following meanings:

“Called Principal” means the principal of such Non-Swapped Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Non-Swapped Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Implied Dollar Yield” means, with respect to the Called Principal of any Non-Swapped Note denominated in Dollars, the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”)) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.

“Implied Euro Yield” means, with respect to the Called Principal of any Non-Swapped Note denominated in Euros, the ask-side yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXGE” on Bloomberg Financial Markets (or such other display as may replace “Page PXGE” on Bloomberg Financial Markets) for the benchmark German Bund having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized German Bund Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the benchmark German Bund with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the benchmark German Bund with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Implied Sterling Yield” means, with respect to the Called Principal of any Non-Swapped Note denominated in Sterling, the ask-side yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PXUK” on Bloomberg Financial Markets (or such other display as may replace “Page PXUK” on Bloomberg Financial Markets) for actively traded gilt-edged securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported are not ascertainable, the average of the ask-side yields as determined by Recognized British Government Bond Market Makers. Such implied yield will be determined, if necessary, by (a) converting quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded gilt-edged security with the maturity closest to and greater than the Remaining Average Life of such Called Principal and (2) the actively traded gilt-edged security with the maturity closest to and less than the Remaining Average Life of such Called Principal.

“Non-Swapped Note” means any Note other than a Swapped Note.

“Recognized British Government Bond Market Makers” means two internationally recognized dealers of gilt-edged securities reasonably selected by holders of at least 51% of the Non-Swapped Notes denominated in Sterling.

“Recognized German Bund Market Makers” means two internationally recognized dealers of German Bunds reasonably selected by holders of at least 51% of the Non-Swapped Notes denominated in Euros.

“Reinvestment Yield” means, with respect to the Called Principal of any Non-Swapped Note denominated in (i) Dollars, 0.50% plus the Implied Dollar Yield, (ii) Euros, 0.50% plus the Implied Euro Yield, and (iii) Sterling, 0.50% plus the Implied Sterling Yield.  The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.3 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b)          Make-Whole Amount with respect to Swapped Notes. The term “Make-Whole Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount; provided, however, that the Make-Whole Amount may in no event be less than zero. All payments of Make-Whole Amount in respect of any Swapped Note shall be made in Dollars.

For the purposes of determining the Make-Whole Amount with respect to any Swapped Note, the following terms have the following meanings:

“New Swap Agreement” means any cross-currency swap agreement pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason other than a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note.

“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm's length basis by the original purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the holder of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described on Schedule 8.7 hereto or, with respect to any Shelf Note that is a Swapped Note, as described in a supplement to Schedule 8.7 delivered pursuant to Section 4.2(n), (y) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any material economic term or provision thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm's length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled prepayment or a repayment of such Swapped Note prior to its scheduled maturity. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company a notice of the principal economic terms of the confirmation, assumption or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swapped Note” means (i) any Existing Note that as of the Effective Date is subject to a Swap Agreement covering the full principal amount of the Note and such Note is identified as a “Swapped Note” in the Purchaser Schedule attached hereto or as otherwise disclosed to the Company after the Effective Date and (ii) any Shelf Note that as of the applicable Closing Day is subject to a Swap Agreement covering the full principal amount of the Shelf Note and such Shelf Note is identified as a “Swapped Note” in the Purchaser Schedule to the applicable Confirmation of Acceptance or as otherwise disclosed to the Company after the applicable Closing Day. A “Swapped Note” shall no longer be deemed a “Swapped Note” at such time as the related Swap Agreement ceases to be in force in respect thereof, unless (and until) a Replacement Swap Agreement or New Swap Agreement is entered into.

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date, provided that if such Swap Agreement is not an Initial Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Initial Swap Agreement to which such holder was a party (or if such holder was never party to an Initial Swap Agreement, then the last Initial Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled maturity date.

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by (i) the ask-side yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”)) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in U.S. Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than the Swapped Note Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (x) such Swapped Note Called Notional Amount into (y) the sum of the products obtained by multiplying (1) the principal component of each Swapped Note Remaining Scheduled Swap Payments with respect to such Swapped Note Called Notional Amount by (2) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payments.

“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date in respect of such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 8.2, Section 8.3 or Section 12.1.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.8.        Swap Breakage. If any Swapped Note is prepaid pursuant to Section 8.2, Section 8.3 or Section 10.6 or has become or is declared to be immediately due and payable pursuant to Section 12.1, then (a) any resulting Net Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in Dollars upon any such prepayment or repayment of such Swapped Note and (b) any resulting Net Gain in connection therewith shall be deducted (i) from the Make-Whole Amount, if any, or any principal or interest to be paid to the holder of such Swapped Note by the Company upon any such prepayment of such Swapped Note pursuant to Section 8.2, Section 8.3 or Section 10.6 or (ii) from the Make-Whole Amount, if any, to be paid to the holder of such Swapped Note by the Company upon any such repayment of such Swapped Note pursuant to Section 12.1, provided that, in either case, the Make-Whole Amount, in respect of such Swapped Note may in no event be less than zero. Each holder of a Swapped Note shall be responsible for calculating its own Net Loss or Net Gain, as the case may be, and Swap Breakage Amount in Dollars upon the prepayment or repayment of all or any portion of such Swapped Note, and such calculations as reported to the Company in reasonable detail shall be binding on the Company absent demonstrable error.

As used in this Section 8.8 with respect to any Swapped Note that is prepaid or accelerated: “Net Loss” means the amount, if any, by which the total of the Swapped Note Called Notional Amount and the Swapped Note Called Notional Accrued Interest Amount exceeds the sum of (x) the total of the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by the holder of such Swapped Note; and “Net Gain” means the amount, if any, by which the total of the Swapped Note Called Notional Amount and the Swapped Note Called Notional Accrued Interest Amount is exceeded by the sum of (x) the total of the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount plus (or minus in the case of an amount paid) (y) the Swap Breakage Amount received (or paid) by such holder. For purposes of any determination of any “Net Loss” or “Net Gain,” the Swapped Note Called Principal and the Swapped Note Called Accrued Interest Amount shall be determined by the holder of the affected Swapped Note by converting the applicable Available Currency into U.S. Dollars at the current exchange rate, as determined as of 10:00 A.M. (New York City time) on the day such Swapped Note is prepaid or accelerated as indicated on the applicable screen of Bloomberg Financial Markets and any such calculation shall be reported to the Company in reasonable detail and shall be binding on the Company absent demonstrable error.

“Swapped Note Called Accrued Interest Amount” means, with respect to a Swapped Note, the accrued interest of such Swapped Note to the Swapped Note Settlement Date that is to be prepaid or has become immediately due and payable, as the context requires.

“Swapped Note Called Notional Accrued Interest Amount” means, with respect to any Swapped Note Called Notional Amount, the payment due to the holder of the related Swapped Note under the terms of the Swap Agreement to which such holder is a party attributable to and in exchange for the Swapped Note Called Accrued Interest Amount.

As used in this Section 8.8, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, in determining the Net Loss or Net Gain, the amount that would be received (in which case the Swap Breakage Amount shall be positive) or paid (in which case the Swap Breakage Amount shall be negative) by the holder of such Swapped Note as if such Swap Agreement had terminated due to the occurrence of an event of default with the holder of such Swapped Note as the defaulting party or an early termination with the holder of such Swapped Note as the sole affected party under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”); provided, however, that if such holder (or its predecessor in interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the gain or loss (if any) which would have been received or incurred (by payment, through off-set or netting or otherwise) by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and which would have arisen as a result of the payment of the Swapped Note Called Principal on the Swapped Note Settlement Date and (y) the gain or loss (if any) actually received or incurred by the holder of such Swapped Note, in connection with the payment of such Swapped Note Called Principal on the Swapped Note Settlement Date, under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party. The holder of such Swapped Note will make all calculations related to the Swap Breakage Amount in good faith and in accordance with its customary practices for calculating such amounts under the ISDA Master Agreement pursuant to which such Swap Agreement shall have been entered into and assuming for the purpose of such calculation that there are no other transactions entered into pursuant to such ISDA Master Agreement (other than such Swap Agreement).

The Swap Breakage Amount shall be payable in Dollars.

Section 9.            Affirmative Covenants.

During the Issuance Period and so long thereafter as any of the Notes are outstanding, the Company covenants that:

Section 9.1.        Compliance with Laws. Without limiting Section 10.9, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.        Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 9.3.        Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.         Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 9.5.          Legal Existence, Etc. Subject to Section 10.5, the Company will at all times preserve and keep in full force and effect its legal existence. Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Wholly-owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.          Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, or such Subsidiary, as the case may be.

Section 9.7.          Guaranty by Subsidiaries. (a) The Company may, at its election, at any time or from time to time, cause any Subsidiary which is not then a Subsidiary Guarantor to become a Subsidiary Guarantor by satisfying the following conditions:

(i)         deliver to each of the Investor Group Representatives and holders of the Notes of an executed counterpart of a Subsidiary Guaranty, or joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate executed by such Subsidiary;

(ii)         deliver to each of the Investor Group Representatives and holders of the Notes of a certificate signed by the president, a vice president or another authorized officer of such Subsidiary (A) making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Subsidiary and such Subsidiary Guaranty, as applicable and (B) certifying that at such time (and after giving effect to such Subsidiary Guaranty) (1) no Default or Event of Default shall have occurred and be continuing and (2) such Subsidiary (x) will not be insolvent, (y) will not be engaged in any business or transaction, or about to engage in any business or transaction, for which it has unreasonably small capital and (z) does not intend to, and will not, hinder, delay or defraud any Person to which it is, or will become, indebted, in each of the foregoing such cases after taking into account the reasonable likelihood of having to perform under such Subsidiary Guaranty;

(iii)        deliver to each of the Investor Group Representatives and holders of the Notes such documents and evidence with respect to such Subsidiary as the Required Holders may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Subsidiary Guaranty;

(iv)       deliver to each of the Investor Group Representatives and holders of the Notes an opinion or opinions of counsel to the combined effect that the Subsidiary Guaranty of such Subsidiary has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid and binding obligation enforceable against such Subsidiary Guarantor in accordance with its terms, subject to customary and reasonable exceptions and assumptions under the circumstances;

(v)         payment of all reasonable fees and expenses of the Investor Group Representatives and holders of the Notes, including, without limitation, the reasonable fees of not more than one special counsel representing all of the Investor Group Representatives and the holders of the Notes, incurred in connection with the execution and delivery of the Subsidiary Guaranty and the related opinion described above; and

(vi)        deliver to each Investor Group Representative and each holder of a Note of evidence of the appointment of the Company as such Subsidiary’s agent to receive, for it and on its behalf service of process in the State of New York with respect thereto.

(b)        The Company may further, from time to time at its discretion and upon written notice from the Company to the Investor Group Representatives and the holders of the Notes referring to this Section 9.7(b) (which notice shall contain a certification (including setting forth the information (including reasonably detailed computations) reasonably required to confirm the conclusions contained therein) by a Responsible Officer as to (i) the matters specified in clauses (c) and (d) below and (ii) that no Default or Event of Default shall have occurred and then be continuing or shall result therefrom) (the “Termination Notice”), terminate the Subsidiary Guaranty issued by a Subsidiary Guarantor with effect from the date of such notice, so long as no Default or Event of Default shall have occurred and then be continuing or shall result therefrom.

(c)          The Company agrees that so long as any Subsidiary is a guarantor or a borrower under or with respect to the Bank Credit Agreement, such Subsidiary shall at all such times be a Subsidiary Guarantor.

(d)          The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company or of any Subsidiary Guarantor as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any Subsidiary Guarantor with respect to any liability of such Subsidiary Guarantor as an obligor or guarantor under or in respect of Debt of the Company, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

Section 9.8.          Most Favored Lender Status.

(a)           If the Company or any Subsidiary Guarantor (i) is as of the date of this Agreement a party to the Bank Credit Agreement (the “Existing Credit Facility”), (ii) after the date of this Agreement enters into any amendment or other modification of the Existing Credit Facility (the “Amended Credit Facility”), or (iii) enters into any new credit facility, whether with commercial banks or other Institutional Investors pursuant to a credit agreement, note purchase agreement or other like agreement (in any such case, a “New Credit Facility”) after the date of this Agreement under which the Company or any Subsidiary Guarantor may incur Debt in an amount equal to or greater than $50,000,000 (or the equivalent in the relevant currency), that in any such case as on the Effective Date, or after the Effective Date, results in one or more additional or more restrictive covenants or events of default than those contained in this Agreement being contained in any such Existing Credit Facility, Amended Credit Facility or New Credit Facility, as the case may be (such additional or more restrictive covenant or event of default, as the case may be, together with all definitions relating thereto, in the case of the Existing Credit Facility, including as amended by the Amended Credit Facility, the “Existing Facility Additional Provision(s)” and in the case of a New Credit Facility, the “New Facility Additional Provision(s)” and such covenants and events of default shall be an Existing Facility Additional Provision(s) or New Facility Additional Provision(s) only to the extent not already included herein, or if already included herein, only to the extent more restrictive than the analogous covenants or events of default included herein), then the terms of this Agreement, without any further action on the part of the Company, any Subsidiary Guarantor, any Investor Group Representative or any of the holders of the Notes, will unconditionally be deemed on the effective date of such Amended Credit Facility or New Credit Facility, as the case may be, or the date hereof in the case of the Existing Credit Facility to be automatically amended to include the Existing Facility Additional Provision(s) or such New Facility Additional Provision(s), as the case may be, and any event of default in respect of any such additional or more restrictive covenant(s) so included herein shall be deemed to be an Event of Default under Section 11(c) (after giving effect to any grace or cure provisions under such Existing Facility Additional Provision(s) or such New Facility Additional Provision(s) or event of default), subject to all applicable terms and provisions of this Agreement, including, without limitation, all rights and remedies exercisable by the holders of the Notes hereunder.

(b)          If after the date of execution of the Amended Credit Facility or a New Credit Facility, as the case may be, or in the case of the Existing Credit Facility, if after the Effective Date, any one or more of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) is excluded, terminated, loosened, tightened, amended or otherwise modified under the corresponding Existing Credit Facility, Amended Credit Facility or New Credit Facility, as applicable, then and in such event any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) theretofore included in this Agreement pursuant to the requirements of Section 9.8(a) shall then and thereupon automatically and without any further action by any Person be so excluded, terminated, loosened, tightened or otherwise amended or modified under this Section 9.8(b) to the same extent as the exclusion, termination, loosening, tightening of other amendment or modification thereof under the Existing Credit Facility, Amended Credit Facility or New Credit Facility; provided that if a Default or Event of Default shall have occurred and be continuing by reason of the Existing Facility Additional Provision(s) or the New Facility Additional Provision(s) at the time any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 9.8(b), the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; and provided, further, that in any and all events, the covenant(s) or event(s) of default (and related definitions) constituting any covenants and Events of Default contained in this Agreement as in effect on the Effective Date (and as amended otherwise than by operation of Section 9.8(a)) shall not in any event be deemed or construed to be excluded, loosened or relaxed by operation of the terms of this Section 9.8(b), and only any such Existing Facility Additional Provision(s) or New Facility Additional Provision(s) shall be so excluded, terminated, loosened, tightened, amended or otherwise modified pursuant to the terms hereof.

(c)          The Company shall notify the holders of the Notes of the inclusion or amendment of any covenants or events of default by operation of Section 9.8 and from time to time, upon request by the Required Holders, promptly execute and deliver at its expense (including, without limitation, the reasonable and documented fees and expenses of one counsel for the Investor Group Representatives and holders of the Notes, taken as a whole) an amendment to this Agreement in form and substance reasonably satisfactory to the Required Holders evidencing that, pursuant to this Section 9.8, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), as the case may be; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.

(d)          The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company, any co-obligor or any Subsidiary Guarantor as consideration for or as an inducement to the entering into by any such creditor of any amendment, waiver or other modification to any Existing Credit Facility, Amended Credit Facility or New Credit Facility, as the case may be, the effect of which amendment, waiver or other modification is to exclude, terminate, loosen, tighten or otherwise amend or modify any Existing Facility Additional Provision(s) or New Facility Additional Provision(s), unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

Section 10.          Negative Covenants.

During the Issuance Period and so long thereafter as any of the Notes are outstanding, the Company covenants that:

Section 10.1.       [Reserved].

Section 10.2.        Limitations on Debt. (a) The Company will not permit the Leverage Ratio determined as at the end of each fiscal quarter of the Company to be greater than 3.50 to 1.00 provided that if a Material Acquisition is consummated within such fiscal quarter (any such fiscal quarter designated as such by the Company in writing to the holders of Notes being a “Trigger Quarter”), then the Leverage Ratio may be greater than 3.50 to 1.00 but shall not exceed 4.00 to 1.00 for such Trigger Quarter and the next succeeding three fiscal quarters (each such four quarter period, a “Leverage Holiday”); provided further that:

(i)          following a Leverage Holiday, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless and until the Leverage Ratio has returned to less than or equal to 3.50 to 1.00 as of the end of at least one full fiscal quarter following the preceding Trigger Quarter;

(ii)        the Leverage Ratio shall return to less than or equal to 3.50 to 1.00 no later than the end of the fourth fiscal quarter next following the initial Trigger Quarter;

(iii)         there shall be no more than two (2) Leverage Holidays during the term of this Agreement; and

(iv)        the Company shall be obligated to pay an additional 0.50% per annum of interest on each Note during the Leverage Holiday (the “Leverage Holiday Interest”); provided that in the event the Leverage Ratio as of the end of any fiscal quarter equals or exceeds 3.75 to 1.00, Leverage Holiday Interest shall be increased to an additional 0.75% per annum of interest for such fiscal quarter.

The Leverage Holiday Interest with respect to each Note for any fiscal quarter shall be calculated on the same basis as other interest on such Note is calculated and shall be paid in arrears within three Business Days following the earlier of (x) the date the financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b) for the applicable fiscal quarter or fiscal year and (y) the date the financial statements are required to be delivered for such fiscal quarter or fiscal year pursuant to Section 7.1(a) or 7.1(b).  The payment of any Leverage Holiday Interest shall not constitute a waiver of any Default or Event of Default.  If for any reason the Company fails to deliver the financial statements required by Section 7.1(a) or 7.1(b) hereof for a fiscal quarter or fiscal year during the Leverage Holiday, as applicable, by the date required by Section 7.1(a) or 7.1(b), as applicable, the Leverage Ratio for such fiscal quarter shall be deemed to be greater than 3.75 to 1.00 for purposes of calculating Leverage Holiday Interest.  For avoidance of doubt, no Leverage Holiday Interest will be used in calculating any Make-Whole Amount or Swap-Breakage Amount.

(b)          The Company will not at any time permit (i) the aggregate amount of Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 10.4(h) to exceed 10% of Consolidated Adjusted Net Worth, and (ii) the aggregate amount of all Consolidated Priority Debt (including, without limitation, all Debt of the Company and its Subsidiaries secured by any Lien created or incurred within the limitations of Section 10.4(h) or Section 10.4(n)) to exceed 25% of Consolidated Adjusted Net Worth.

(c)          Any Person which becomes a Subsidiary after the date hereof shall for all purposes of this Section 10.2 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Debt of such Person existing immediately after it becomes a Subsidiary.

Section 10.3.       Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio, determined as at the last day of each fiscal quarter of the Company, to be less than 3.00 to 1.00.

Section 10.4.        Negative Pledge. The Company will not, and will not permit any of its Subsidiaries to, create, assume, or suffer to exist any Lien on any asset now owned or hereafter acquired, except:

(a)         Liens incurred to finance the acquisition of construction of, or for the purpose of financing its physical plant, office buildings, machinery, equipment and other fixed assets used in its business and not held for sale or lease in the ordinary course of its business;

(b)          Liens incurred or deposits made in the ordinary course of business in order to enable it to maintain self-insurance, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security, or to share in any privileges or other benefits available to corporations participating in any such arrangement, or for any other purpose at any time required by law or regulation promulgated by any governmental agency or office as a condition to the transaction of any business or the exercise of any privilege or license, or from depositing its assets with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond or appeal by it from any judgment or decree against it, or in connection with any other proceedings in actions at law or in equity by or against it;

(c)           Liens securing any taxes or assessments, governmental charges or levies, if such taxes or assessments, charges or levies shall not at any time be due and payable or if the Company shall currently be contesting the validity thereof in good faith and by appropriate proceedings;

(d)          Liens of any judgments, if such judgments shall not have remained un-discharged or un-stayed on appeal or otherwise for more than sixty (60) days;

(e)        landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborers’ or other similar statutory Liens; provided that the Company or any of its Subsidiaries, as the case may be, is contesting the validity thereof in good faith and by appropriate proceedings;

(f)          easements, rights-of-way, restrictions and other similar encumbrances which do not Materially detract from the value of the property subject thereto or interfere with the ordinary conduct of its business;

(g)          [Reserved];

(h)          other Liens created or incurred after the date of the Effective Date given to secure Debt of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (g) and (i) through (p) hereof; provided that (i) all Debt secured by any such Liens shall at all times be within the limitations provided in Section 10.2(b) and (ii) at the time of creation, issuance, assumption, guarantee or incurrence of the Debt secured by any such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default, including, without limitation, under Section 10.2(b), would exist; provided, that, without limiting the foregoing, in the event that at any time the Company or any Subsidiary provides a Lien to or for the benefit of the lenders under the Bank Credit Agreement or the administrative agent on their behalf for the purpose of securing obligations thereunder, then the Company will (if it has provided such Lien), and will cause each of its Subsidiaries that has provided such Lien to concurrently grant to or for the benefit of the holders of Notes a similar first priority Lien (subject only to Liens permitted by the Bank Credit Agreement and this Section 10.4, and ranking pari passu with the Lien provided to or for the benefit of the lenders under such Bank Credit Agreement), over the same assets and property of the Company and such Subsidiary as those encumbered in respect of the Bank Credit Agreement (but only for so long as such obligations under the Bank Credit Agreement are secured by such Lien), in form and substance reasonably satisfactory to the Required Holders with such security to be the subject of an intercreditor agreement among the lenders under the Bank Credit Agreement or the administrative agent on their behalf and the holders of Notes, which shall be reasonably satisfactory in form and substance to the Required Holders;

(i)           Liens granted by any Acquisition Target prior to the acquisition by the Company or any Subsidiary of any interest in such Acquisition Target or its assets, so long as (i) such Lien was granted by the Acquisition Target prior to such acquisition and not in contemplation thereof, and (ii) no such Lien extends to any assets of the Company or any Subsidiary other than the assets of the Acquisition Target and improvements and modifications thereto necessary to maintain such properties in working order or, in the case of an asset transfer, the assets so acquired by the Company or the applicable Subsidiary and improvements and modifications thereto;

(j)           Liens (other than of the type described in Section 10.4(a)) securing any indebtedness for borrowed money in existence on the Effective Date and listed in Schedule 5.15;

(k)          Liens securing any refinancing of indebtedness secured by the Liens described in this Section 10.4(a) and (i), so long as the amount of such indebtedness secured by any such Lien does not exceed the amount of such refinanced indebtedness immediately prior to the refinancing and such Liens do not extend to assets other than those encumbered prior to such refinancing and improvements and modifications thereto;

(l)            Liens granted by any Subsidiary in favor of the Company or any Wholly-owned Subsidiary;

(m)        Liens on patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology and know-how to the extent such Liens arise from the granting (i) of exclusive licenses with respect to the foregoing if such licenses relate to either (A) intellectual property which is immaterial and not necessary for the on-going conduct of the businesses of the Company and its Subsidiaries or (B) uses that would not materially restrict the conduct of the on-going businesses of the Company and its Subsidiaries and (ii) of non-exclusive licenses to use any of the foregoing to any Person, in any case in the ordinary course of business of the Company or any of its Subsidiaries;

(n)          (i) Liens created on assets transferred to an SPV pursuant to Asset Securitizations (which assets shall be of the types described in the definition of Asset Securitization), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 10.6; and (ii) Liens created on assets transferred pursuant to a factoring arrangement with a third party not an Affiliate of the Company, to the extent such factoring arrangement is permitted pursuant to Section 10.6;

(o)          Liens that are contractual rights of set-off or similar rights (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements (including conditional sale, title retention, consignment, bailment or similar arrangements) entered into with customers, suppliers or service providers of the Company or any Subsidiary in the ordinary course of business; and

(p)          Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of funds received by the Company or any Subsidiary as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more Subsidiaries to collect and remit those funds to such third parties, or (v) in favor of credit card companies pursuant to agreements therewith.

Section 10.5.        Mergers, Consolidations, Etc. The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

(a)          any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in (i) any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and (ii) in any merger or consolidation involving a Wholly-owned Subsidiary (and not the Company), the Wholly-owned Subsidiary shall be the surviving or continuing corporation or limited liability company;

(b)          the Company may consolidate or merge with or into any other corporation if (i) the corporation which results from such consolidation or merger (the “Surviving Person”) is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of, Make-Whole Amount, if any, Swap-Breakage Amount, if any, premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) each Subsidiary Guarantor shall have affirmed in writing its respective obligations under its Subsidiary Guaranty, and (iv) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist; and

(c)           the Company may sell or otherwise dispose of all or substantially all of its assets (other than as provided in Section 10.6) to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company) at the time of such sale or other disposition if (i) the acquiring Person (the “Acquiring Person”) is a corporation organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of, Make-Whole Amount, if any, Swap-Breakage Amount, if any, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) each Subsidiary Guarantor shall have affirmed in writing its respective obligations under its Subsidiary Guaranty, and (iv) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.

Section 10.6.        Sale of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets, including, without limitation, by way of an asset securitization or sale-leaseback transaction (except assets sold in the ordinary course of business for fair market value and except as provided in Section 10.5(c)); provided that the foregoing restrictions do not apply to:

(a)           the sale, lease, transfer or other disposition of assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

(b)        the abandonment of assets of the Company or a Subsidiary that are no longer useful or intended to be used in the operation of the business of the Company and its Subsidiaries, provided that such abandonment would not, individually or in the aggregate, have a Material Adverse Effect;

(c)           the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

(i)         such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the twelve-month period then ending (other than in the ordinary course of business or as provided in Section 10.6(b) or 10.6(d)), exceed 10% of Consolidated Total Assets, and such assets (valued at net book value) do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the period from June 13, 2025 to and including the date of the sale of such assets (other than in the ordinary course of business or as provided in Section 10.6(b) or 10.6(d)), exceed 30% of Consolidated Total Assets, in each such case determined as of the end of the immediately preceding fiscal year;

(ii)        in the opinion of a Senior Financial Officer of the Company, the sale is for fair value and is in the best interests of the Company; and

(iii)       immediately before and immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;

provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within twelve months of the date of sale of such assets to either (A) the acquisition of assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 10.8 and having a fair market value (as determined in good faith by a Senior Financial Officer of the Company) at least equal to that of the assets so disposed of or (B) the prepayment on a pro rata basis of Senior Debt of the Company determined, in the case of any Senior Debt of the Company denominated in a currency other than Dollars, on the basis of the exchange rate published in The Wall Street Journal on the second Business Day before the date of the applicable notice of prepayment. It is understood and agreed by the Company and the holders of the Notes that if, and only if, any part or portion of any such proceeds are applied to the prepayment of Senior Debt as hereinabove provided, then and in such event the Company shall offer to prepay the Notes with a pro rata portion of the proceeds being applied to the prepayment of Senior Debt and, to the extent accepted as a prepayment of the Notes by the holders thereof, be prepaid as and to the extent provided in Section 8.2.

Without limiting the foregoing clause (B), the Company agrees that:

(x)         the timing and manner of any offer of prepayment to the holders of the Notes shall be in the manner contemplated by Section 8.2; provided that any such offered prepayment of the Notes pursuant to this Section 10.6 will not be subject to the restrictions on minimum prepayment amounts and shall only be at 100% of the principal amount thereof, together with interest accrued and unpaid thereon to the date of such prepayment, and in no event with a Make-Whole Amount or other premium (other than the Swap Breakage Amount, if any);

(y)          any holder of the Notes may decline any offer of prepayment pursuant to the foregoing clause (B); and

(z)          if such offer is accepted by a holder of Notes, the proceeds so offered towards the prepayment of the Notes and accepted shall be prepaid and applied in the manner provided in Section 8.2, excepting only that such prepayment shall be at 100% of the principal amount thereof, together with interest accrued and unpaid thereon to the date of such prepayment, without payment of Make-Whole Amount or other premium (other than the Swap Breakage Amount, if any).

To the extent that any holder of the Notes declines such offer of prepayment, the Company may use the remaining amount of such prepayment so declined for general corporate purposes.

(d)          any transfer of an interest in accounts or notes receivable pursuant to either (i) an Asset Securitization or (ii) a factoring arrangement with a third party not an Affiliate of the Company; provided, that (1) the aggregate amount of all Attributable Securitization Indebtedness with respect to transfers under this Section 10.6(d) and (2) the amount of related indebtedness which would be outstanding if all factoring arrangements described in clause (d)(ii) of this Section 10.6 were treated as a secured lending arrangement shall not at any time (1) exceed $250,000,000 and (2) at least 80% of the proceeds of transfers pursuant to such factoring arrangements are paid in cash and the Company and its Subsidiaries do not retain a residual liability therefor in excess of 10% of the amount of such factoring arrangement.

Section 10.7.        Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (a) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (b) transactions with Affiliates for which the total aggregate consideration or payments in respect of all such transactions under this clause (b) do not exceed $500,000 during the term of this Agreement.

Section 10.8.      Line of Business. The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.

Section 10.9.       Terrorism Sanctions Regulations. The Company will not, and will not permit any Controlled Entity to, (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 11.          Events Of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)          the Company defaults in the payment of any principal, Make-Whole Amount, if any, or Swap Breakage Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)         the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.2 through 10.6 or incorporated herein pursuant to Section 9.8 (after giving effect to any grace or cure provisions under such Existing Facility Additional Provision(s) or such New Facility Additional Provision(s)); or

(d)         the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Investor Group Representative or any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)          any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement or in any Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f)         (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding in an aggregate principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (1) the Company or any Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000 (or its equivalent in the relevant currency of payment), or (2) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Debt; or

(g)          the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)          a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or

(i)          a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j)            if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; but only if any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(k)       any Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that such Subsidiary Guaranty is invalid, void or unenforceable or any Subsidiary Guarantor which is a party to such Subsidiary Guaranty shall contest or deny in writing the validity or enforceability of any of its obligations under such Subsidiary Guaranty, but excluding any Subsidiary Guaranty which ceases to be in full force and effect in accordance with and by reason of the express provisions of Section 9.7(b).

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 12.          Remedies On Default, Etc.

Section 12.1.        Acceleration.

(a)          If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)          If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)         If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the sum of the Make-Whole Amount, if any, and the Swap Breakage Amount, if any, each determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of the Make-Whole Amount, if any, and Swap Breakage Amount, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.        Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3.        Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 60% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and the Make-Whole Amount, if any, and Swap Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and the Make-Whole Amount, if any, and Swap Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.        No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13.          Registration; Exchange; Substitution Of Notes.

Section 13.1.        Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.      Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same series and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1(a), Exhibit 1(b), Exhibit 1(c), Exhibit 1(d), Exhibit 1(e), Exhibit 1(f), Exhibit 1(g), Exhibit 1(h), Exhibit 1(i) or Exhibit 1(j), as appropriate. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, €1,000,000 or £1,000,000, as applicable; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a Series, one Note of such Series may be in a denomination of less than $1,000,000, €1,000,000 or £1,000,000, as applicable. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3.      Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)         in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.          Payments On Notes.

Section 14.1.        Place of Payment. Subject to Section 14.2, payments of principal, or Make-Whole Amount, if any, Swap Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Citibank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.        Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, Swap Breakage Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, in the Purchaser Schedule attached to the relevant Confirmation of Acceptance or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. The Company will make such payments in immediately available funds, no later than 1:00 p.m. New York, New York time on the date due. If for any reason whatsoever the Company does not make any such payment by such 1:00 p.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Default Rate set forth in the Note. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.          Expenses, Etc.

Section 15.1.        Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by an Investor Group Representative or the Required Holders, local or other counsel) incurred by the Investor Group Representatives, the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2.     Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16.          Survival Of Representations And Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any Subsidiary Guaranty and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company or a Subsidiary Guarantor pursuant to this Agreement or a Subsidiary Guaranty shall be deemed representations and warranties of the Company or such Subsidiary Guarantor under this Agreement or such Subsidiary Guaranty. Subject to the preceding sentence, this Agreement, the Notes and the Swap Indemnity Letter embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.          Amendment And Waiver.

Section 17.1.      Requirements. This Agreement, each Subsidiary Guaranty and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that

(a)          (1) with the written consent of the Company and each Investor Group Representative (and without the consent of any other holder of Notes), Section 1.3 and Section 2.2 hereof, and any defined term (as it is used therein), may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver) and (2) with the written consent of the Company and all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes;

(b)          except as set forth in clause (a) above, no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser of an Accepted Note prior to the issuance of such Accepted Note unless consented to by such Purchaser in writing;

(c)          no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (1) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or of the Swap Breakage Amount on the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (3) amend any of Sections 8, 11(a), 11(b), 12, 17, 20, 22.9 or 22.10.

Section 17.2.        Solicitation of Holders of Notes.

(a)          Solicitation. The Company will provide each Investor Group Representative, each Purchaser and each holder of a Note (irrespective of the amount or Series of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of a Subsidiary Guaranty or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Investor Group Representative, each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)         Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Investor Group Representative, any Purchaser or any holder of a Note as consideration for or as an inducement to the entering into by such Investor Group Representative, such Purchaser or such holder of a Note of any waiver or amendment of any of the terms and provisions hereof or of any Note or of a Subsidiary Guaranty unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Investor Group Representative, each Purchaser and each holder of a Note then outstanding even if such Investor Group Representative, such Purchaser or such holder did not consent to such waiver or amendment.

(c)          Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

Section 17.3.       Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Investor Group Representatives, all Purchasers and all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Investor Group Representative, any Purchaser or any holder of a Note nor any delay in exercising any rights hereunder, under a Subsidiary Guaranty or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4.      Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in the Notes or in any Subsidiary Guaranty to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18.          Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i)       if to any Investor Group Representative, to such Investor Group Representative at the address specified for such communications in the Purchaser Schedule, or at such other address as such Investor Group Representative shall have specified to the Company in writing,

(ii)       if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule or the Purchaser Schedule attached to the relevant Confirmation of Acceptance or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(iii)        if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iv)         if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19.          Reproduction Of Documents.

This Agreement, each Subsidiary Guaranty and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Investor Group Representative or Purchaser on the Effective Date or any Closing Day (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Investor Group Representative or Purchaser, may be reproduced by such Investor Group Representative or Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Investor Group Representative or Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Investor Group Representative or Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company, any Investor Group Representative or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.          Confidential Information.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Investor Group Representative or Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any Subsidiary Guaranty that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by such  Purchaser as being confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Investor Group Representative or Purchaser or any Person acting on such Investor Group Representative’s or Purchaser’s behalf, (c) otherwise becomes known to such Investor Group Representative or Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Investor Group Representative and each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Investor Group Representative or Purchaser in good faith to protect confidential information of third parties delivered to such Investor Group Representative or Purchaser; provided that such Investor Group Representative or Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other Investor Group Representative or holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Investor Group Representative or Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized Rating Agency that requires access to information about such Investor Group Representative’s or Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Investor Group Representative or Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Investor Group Representative or Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Investor Group Representative, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Investor Group Representative, Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

Section 21.          Substitution Of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.          Miscellaneous.

Section 22.1.        Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2.       Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount, Swap Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3.        Accounting Terms.

(a)          All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP; provided that in the event of any Accounting Practices Change, then the Company’s compliance with the covenants set forth in Sections 10.2(a) and 10.3 shall be determined on the basis of generally accepted accounting principles in effect immediately before giving effect to the Accounting Practices Change, until such covenants are amended in a manner satisfactory to the Company and the Required Holders in accordance with clause (b) of this Section 22.3 hereof. For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Debt using an amount other than par (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)        The Company shall notify the Investor Group Representatives and the holders of the Notes of any Accounting Practices Change promptly upon becoming aware of the same. Promptly following such notice, the Company, the Investor Group Representatives and the holders of the Notes shall negotiate in good faith in order to effect any adjustments to Sections 10.2(a) and 10.3 necessary to reflect the effects of such Accounting Practices Change.

Section 22.4.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5.     Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6.        Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original, signed copy or electronic signature, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

The parties agree to electronic contracting and signatures with respect to this Agreement and such other documents (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other documents (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and such other documents (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement or any such document, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.

Section 22.7.      Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.8.         Jurisdiction and Process; Waiver of Jury Trial.

(a)          The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)          The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c)          Nothing in this Section 22.8 shall affect the right of any Investor Group Representative or any holder of a Note to serve process in any manner permitted by law, or limit any right that the Investor Group Representative and the holders of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d)          The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9.       Obligation to Make Payment in Applicable Currency.  Any payment on account of an amount that is payable hereunder or under the Notes in any Available Currency which is made to or for the account of any holder of Notes in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of the applicable Available Currency which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of the applicable Available Currency that could be so purchased is less than the amount of such Available Currency originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement or in the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

Section 22.10.      Determinations Involving Different Currencies. For purposes of establishing the outstanding principal amounts of the Notes in connection with (i) allocating any applicable partial prepayment of the Notes or (ii) determining whether the holders of the requisite percentage of the aggregate principal amount of the Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, have accepted any prepayment applicable herein, or have directed the taking of any action provided herein or therein to be taken upon the direction of the holders of a specified percentage of the aggregate outstanding principal amount of the Notes, all Notes which are issued in a currency other than Dollars shall, for purposes of determining any such percentage or requisite principal amount, be deemed to have been converted into Dollars at the time that such determination is made at the exchange rate published in the Financial Times one Business Day prior to the date of determination.

Section 22.11.      Divisions. For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 22.12.     Transaction References. The Company agrees that each Investor Group Representative may, with the prior written consent of the Company, (a) refer to its role in establishing the Facility, as well as the identity of the Company, and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site, social media channels, or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

Section 22.13.     No Novation. The consolidation, amendment and restatement of the Existing Note Agreements by this Agreement shall not constitute a novation of the obligations of the Existing Note Agreements or a payment of all such obligations or liabilities except as expressly provided for herein.

*          *          *          *          *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Sensient Technologies Corporation

By:	/s/ Tobin Tornehl
Name: Tobin Tornehl
Title: Vice President and Chief Financial Officer

This Agreement is hereby accepted and agreed
to as of the date thereof.

PGIM, Inc.

By:	/s/ Jessica Witt
Vice President

PRUCO LIFE INSURANCE COMPANY
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By:	/s/ Jessica Witt
Vice President

PHYSICIANS MUTUAL INSURANCE COMPANY
HMO MINNESOTA DBA BLUE PLUS

By: PGIM Private Placement Investors, L.P. (as Investment Advisor)

By: PGIM Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jessica Witt
Vice President

PRIVATE PLACEMENT TRUST INVESTORS, LLC

By: PGIM Private Placement Investors, L.P., as Managing Member

By: PGIM Private Placement Investors, Inc., as its General Partner

By:	/s/ Jessica Witt
Vice President

This Agreement is hereby accepted and agreed
to as of the date thereof.

METLIFE INVESTMENT MANAGEMENT, LLC

By:	/s/ Rick Fischer
Name: Rick Fischer
Title: Authorized Signatory

BRIGHTHOUSE LIFE INSURANCE COMPANY

By:	MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ Rick Fischer
Name: Rick Fischer
Title: Authorized Signatory

SWISS RE LIFE & HEALTH AMERICA INC.

By:	MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ Rick Fischer
Name: Rick Fischer
Title: Authorized Signatory

METROPOLITAN LIFE INSURANCE COMPANY

By:	MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ Rick Fischer
Name: Rick Fischer
Title: Authorized Signatory

METROPOLITAN TOWER LIFE INSRUANCE COMPANY
(F/K/A GENERAL AMERICAN LIFE INSURANCE COMPANY)

By:	MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ Rick Fischer
Name: Rick Fischer
Title: Authorized Signatory

PENSIONSKASSE DES BUNDES PUBLICA

By:	MetLife Investment Management Limited, as Investment Manager

By:	/s/ Aurelie Hariton-Fardad
Name: Aurelie Hariton-Fardad
Title: Authorized Signatory

METLIFE REINSURANCE COMPANY OF HAMILTON, LTD.

By:	MetLife Investment Management, LLC, Its Investment Manager

By:	/s/ Rick Fischer
Name: Rick Fischer
Title: Authorized Signatory

This Agreement is hereby accepted and agreed
to as of the date thereof.

NYL INVESTORS LLC

By:	/s/ Sean Campbell
Name: Sean Campbell
Title: Senior Director

NEW YORK LIFE INSURANCE COMPANY

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name: Sean Campbell
Title: Senior Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name: Sean Campbell
Title: Senior Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3)

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name: Sean Campbell
Title: Senior Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name: Sean Campbell
Title: Senior Director

NEW YORK LIFE GROUP INSURANCE COMPANY OF NY

By:	NYL Investors LLC, its Investment Manager

By:	/s/ Sean Campbell
Name: Sean Campbell
Title: Senior Director

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accepted Notes” is defined in Section 2.2(e).

“Accountants’ Certificate” is defined in Section 7.1.

“Accounting Practices Change” means any change in the Company’s accounting practices that is permitted or required under the standards of the Financial Accounting Standards Board.

“Acquiring Person” is defined in Section 10.5(c).

“Acquisition Target” means any Person becoming a Subsidiary of the Company after the date hereof; any Person that is merged into or consolidated with the Company or any Subsidiary of the Company after the date hereof; or any Person with respect to which all or a substantial part of that Person’s assets are acquired by the Company or any Subsidiary of the Company after the date hereof.

“Affiliate” means, at any time, and (a) with respect to any specified Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to any Investor Group Representative, includes any managed account, investment fund or other vehicle for which such Investor Group Representative or any Affiliate of such Investor Group Representative then acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Amended Credit Facility” is defined in Section 9.8.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

Schedule A
(to Note Purchase Agreement)

“Asset Securitization” means a sale, other transfer or factoring arrangement by the Company and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the Company and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.

“Attributable Securitization Indebtedness” means, at any time with respect to an Asset Securitization by the Company or any of its Subsidiaries, the principal amount of indebtedness which (a) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such indebtedness, or (b) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which indebtedness is without recourse to the Company or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings), in each case, together with interest payable thereon and fees payable in connection therewith.

“Available Currencies” means Dollars, Euros and Sterling.

“Available Facility Amount” is defined in Section 2.2(a).

“Bank Credit Agreement” means (a) that certain Fourth Amended and Restated Credit Agreement dated June 13, 2025 among the Company, certain Subsidiaries of the Company as borrowers thereunder, PNC Bank, National Association, as administrative agent, and the other lenders party thereto as the same may from time to time be amended, extended, renewed or replaced and (b) any other bank, credit or other like commercial bank agreement between the Company and one or more commercial banks with the largest commitment from such bank or banks to extend credit thereunder to the Company not being less than U.S. $50,000,000.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Business Day” means (i) other than as provided in clauses (ii) and (iii) below, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, or with respect to Sterling only, in London, England, are authorized or required to be closed or, with respect to Euros only, a day which is not a TARGET Settlement Day, (ii) for purposes of Section 2.2(c) only, any day which is both a New York Business Day and a day on which the Investor Group Representatives are open for business and (iii) for purposes of Section 8.7, (a) if with respect to Notes denominated in Dollars, a New York Business Day, (b) if with respect to Notes denominated in Sterling, any day which is both a New York Business Day and a day on which commercial banks are not required or authorized to be closed in London, and (c) if with respect to Notes denominated in Euros, any day which is both a New York Business Day and a TARGET Settlement Day.

“Cancellation Date” is defined in Section 2.2(g)(iii).

“Cancellation Fee” is defined in Section 2.2(g)(iii).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Closing Day” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.2 the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(g)(ii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Sensient Technologies Corporation, a Wisconsin corporation, or any successor that becomes such in the manner prescribed in Section 10.5.

“Confidential Information” is defined in Section 20.

“Confirmation of Acceptance” is defined in Section 2.2(e).

“Consolidated Adjusted Net Worth” means, as of the date of any determination thereof the aggregate amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP.

“Consolidated Net Earnings” for any period means the net earnings (or loss) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, after eliminating (a) all offsetting debits and credits between the Company and its Subsidiaries, (b) any extraordinary gains or losses, (c) any equity interest of the Company in the unremitted earnings of any Person which is not a Subsidiary, (d) the net earnings of any Subsidiary to the extent the dividends or distributions of such net earnings are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation and (e) all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Priority Debt” means all Priority Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating inter-company items; provided that there shall be excluded from any calculation of Consolidated Priority Debt, without duplication (a) Debt of a Subsidiary Guarantor (other than Debt of a Subsidiary Guarantor secured by a Lien created or incurred within the limitations of Section 10.4), for so long as the Subsidiary Guaranty of such Subsidiary Guarantor shall remain in full force and effect and (b) Debt of the Company or any Subsidiary secured by Liens incurred pursuant to the second proviso clause of Section 10.4(h).

“Consolidated Total Assets” means as at the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt” with respect to any Person means, at any time, without duplication,

(a)          its liabilities for borrowed money;

(b)        its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)         (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)         all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)        all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)           the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)          any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof, notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, for any series of Note, the greater of (i) 2% per annum above the rate of interest that would otherwise be in effect on such Note on such date pursuant to this Agreement or (ii) 2% over the rate of interest publicly (x) announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate for Notes denominated in Dollars, (y) announced by Barclays Bank PLC in London, England as its “base” or “prime” rate for Notes denominated in Euros and (z) announced by Barclays Bank PLC in London, England as its “base” or “prime” rate for Notes denominated in Sterling.

“Delayed Delivery Fee” is defined in Section 2.2(g)(ii).

“Disclosure Documents” is defined in Section 5.3.

“Dollars” or “$” means lawful money of the United States of America.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis:

(a)       (i) the after-tax net income of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding (ii) non-operating gains and losses (including gains and losses from discontinuance of operations, gains and losses arising from the sale of assets other than inventory, and other nonrecurring gains and losses);

plus

(b)        the sum of the following, to the extent deducted in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):

(i)          Interest Expense,

(ii)          income tax expense of the Company and its Subsidiaries,

(iii)         depreciation and amortization expense of the Company and its Subsidiaries,

(iv)         non-cash stock compensation expenses of the Company and its Subsidiaries,

(v)          non-cash losses, expenses and charges,

(vi)         non-recurring and/or unusual cash losses,

(vii)        net after tax losses from discontinued operations,

(viii)       insurance reimbursable expenses related to liability or casualty events,

(ix)      transaction costs relating to the consummation of this Agreement (and any amendment hereto), any acquisition permitted hereunder, any permitted investment, any permitted incurrence of indebtedness or any divestiture and restructuring charges,

(x)          with respect to any acquisition permitted pursuant to this Agreement, demonstrable cost savings (in each case, net of continued associated expenses) that, as of the date of calculation with respect to such period, are anticipated by the Company in good faith to be realized within 12 months following such acquisition, net of the amount of any such cost savings otherwise included, or added back, pursuant to this definition; provided that (A) such cost savings have been reasonably detailed by the Company in the applicable compliance certificate required by Section 7.2 and (B) if any cost savings included in any pro forma calculations based on the anticipation that such cost savings will be achieved within such 12-month period shall at any time cease to be reasonably anticipated by the Company to be so achieved, then on and after such time any pro forma calculations required to be made under this Agreement shall not reflect such cost savings,

(xi)        cash charges related to any restructuring with respect to the Company and/or any of its Subsidiaries, including any cash charges treated as restructuring or repositioning expense pursuant to GAAP,

(xii)      losses resulting from the adjustments in the fair market value of earn-out (or similar) obligations incurred in connection with acquisitions permitted pursuant to this Agreement, and

(xiii)     cash charges or losses incurred by the Company or any of its Subsidiaries in connection with the termination or withdrawal from a Plan,

less

(c)          the sum of the following to the extent added in arriving at the after-tax net income determined in clause (a)(i) of this definition (but without duplication for any item):

(i)           non-cash gains,

(ii)          non-recurring and/or unusual cash gains,

(iii)         net after tax gains or income from discontinued operations, and

(iv)       gains resulting from the adjustments in the fair market value of earn-out (or similar) obligations incurred in connection with acquisitions permitted pursuant to this Agreement;

provided that in no event shall the aggregate amount of (x) cash items added back to EBITDA for any period, plus (y) cost savings added back to EBITDA for any period pursuant to clause (b)(x) above, exceed an amount equal to fifteen percent (15%) of aggregate EBITDA for such period (calculated before giving effect to any such add backs, adjustments and cost savings). For purposes of calculating the Leverage Ratio pursuant to this Agreement, EBITDA shall be computed on a Pro Forma Basis.

“Effective Date” means November 3, 2025.

“Effective Date Notes” is defined in Section 1.3.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Euro” or “€” means the unit of single currency of the Participating Member States.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Existing 2017 Note Agreement” is defined in the Introduction.

“Existing Credit Facility” is defined in Section 9.8.

“Existing Facility Additional Provision(s)” is defined in Section 9.8.

“Existing Holders” is defined in the address block of this Agreement.

“Existing May 2023 Note Agreement” is defined in the Introduction.

“Existing Notes” is defined in the Introduction.

“Existing Note Agreements” is defined in the Introduction.

“Existing November 2023 Note Agreement” is defined in the Introduction.

“Existing Series I Notes” is defined in the Introduction.

“Existing Series M Notes” is defined in the Introduction.

“Existing Series N Notes” is defined in the Introduction.

“Existing Series O Notes” is defined in the Introduction.

“Existing Series P Notes” is defined in the Introduction.

“Existing Series Q Notes” is defined in the Introduction.

“Existing Series R Notes” is defined in the Introduction.

“Facility” is defined in Section 2.2(a).

“Foreign Subsidiary” is defined in clause (j) of the definition of “Permitted Investments”.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a)          the government of

(i)           the United States of America or any State or other political subdivision thereof, or

(ii)         any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)       any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)          to purchase such Debt or obligation or any property constituting security therefor;

(b)          to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c)        to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d)          otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by the Investor Group Representatives) most closely matches the duration of such Accepted Note.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

“INHAM Exemption” is defined in Section 6.2(e).

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Company, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters of the Company ending on such day, to (b) Interest Expense for the period of four consecutive fiscal quarters of the Company ending on such day.

“Interest Expense” means, with respect to any period, the aggregate interest expense (including capitalized interest) of the Company and its Subsidiaries (determined on a consolidated basis) for such period, including but not limited to the interest portion of any Capital Lease, but excluding costs and expenses incurred in connection with the consummation and administration of the documents related to the Bank Credit Agreement in an aggregate amount not to exceed $2,500,000 in any fiscal year of the Company.

“Institutional Investor” means (a) any purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Investments” means all investments, in cash or by delivery of property, made directly or indirectly in any property or assets or in any Person, whether by acquisition of shares of capital stock, Debt or other obligations or Securities or by loan, advance, capital contribution or otherwise.

“Investor Group” means each of (a) Prudential and each Prudential Affiliate which is or becomes a holder of Notes, (b) NYL and each NYL Affiliate which is or becomes a holder of Notes and (c) MetLife and each MetLife Affiliate which is or becomes a holder of Notes.

“Investor Group Affiliate” means, with respect to any Investor Group Representative, any Affiliate of such Investor Group Representative.

“Investor Group Representative” is defined in the address block of this Agreement.

“Issuance Period” is defined in Section 2.2(b).

“Leverage Holiday” has the meaning set forth in Section 10.2(a).

“Leverage Holiday Interest” has the meaning set forth in Section 10.2(a)(iv).

“Leverage Ratio" means, as of the last day of any fiscal quarter of the Company, the ratio of (a) the total of (i) Total Funded Debt of the Company and its Subsidiaries on a consolidated basis as of such day, minus (ii) an aggregate amount equal to the sum of (A) 100% of unrestricted cash and cash equivalents of the Company and its Domestic Subsidiaries as of such day, plus (B) 80% of unrestricted cash and cash equivalents of Foreign Subsidiaries as of such day, provided, however, in no event shall the aggregate amount of unrestricted cash and cash equivalents subtracted from Total Funded Debt as of any such day exceed $50,000,000, to (b) EBITDA for the period of four consecutive fiscal quarters of the Company ending on such day.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Acquisition” means the acquisition by the Company or one of its Subsidiaries of an Acquisition Target for aggregate cash consideration of $50,000,000 or more.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Material Subsidiary” means any Subsidiary of the Company accounting for (a) at least 10% of the Consolidated Net Earnings (determined in accordance with GAAP) of the Company during either one of the two fiscal years immediately preceding the date of any determination hereof or (b) at least 10% of the Consolidated Total Assets of the Company during either one of the two fiscal years immediately preceding the date of any determination hereof; provided, that each Subsidiary Guarantor shall be deemed a Material Subsidiary.

“Maturity Date” means the stated final maturity date of each Note.

“MetLife” is defined in the address block of this Agreement.

“MetLife Affiliate” means any Affiliate of MetLife.

“Moody’s Investors Service” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“New Credit Facility” is defined in Section 9.8.

“New Facility Additional Provision(s)” is defined in Section 9.8.

“New York Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York are required or authorized to be closed.

“Non-Swapped Note” is defined in Section 8.7(a).

“Notes” is defined in Section 1.4.

“NYL” is defined in the address block of this Agreement.

“NYL Affiliate” means any Affiliate of NYL.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capital Lease, and (c) all Synthetic Lease obligations of such Person.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Overnight Interest Rate” means (i) with respect to any Accepted Notes denominated in Dollars, the then applicable Federal Funds Rate, (ii) with respect to any Accepted Notes denominated in Euros, the then applicable ECB Rate for overnight deposits as shown on “Page BTMM EU” (or such other display as may replace Page BTMM EU) on Bloomberg Financial Markets and (iii) with respect to any Accepted Notes denominated in British Pounds, the then applicable overnight GBP Deposit Rate as shown on “Page BTMM UK” (or such other display as may replace Page BTMM UK) on Bloomberg Financial Markets.

“Participating Member State” means any member state of the European Community that maintains the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Investments” means:

(a)        Investments by the Company and its Subsidiaries in and to Subsidiaries, including any Investment in a Person which, after giving effect to such Investment, will become a Subsidiary;

(b)        Investments in property or assets to be used in the ordinary course of the business of the Company and its Subsidiaries as described in Section 10.8 of this Agreement;

(c)          Investments of the Company existing as of the Effective Date and described on Schedule 6 hereto;

(d)         Investments in commercial paper of corporations organized under the laws of the United States or any state thereof to the extent consistent with the investment policy of the Board of Directors of the Company as in effect on the Effective Date;

(e)        Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, to the extent consistent with the investment policy of the Board of Directors of the Company as in effect on the Effective Date;

(f)        Investments in certificates of deposit and time deposits to the extent consistent with the investment policy of the Board of Directors of the Company as in effect on the Effective Date;

(g)       Investments in repurchase agreements with respect to any Security described in clause (e) of this definition to the extent consistent with the investment policy of the Board of Directors of the Company as in effect on the Effective Date;

(h)          Investments in (1) variable rate demand notes of any state of the United States or any municipality organized under the laws of any state of the United States or any political subdivision thereof, and (2) notes of any state of the United States or any municipality thereof organized under the laws of any state of the United States or any political subdivision thereof, in the case of both clauses (1) and (2) to the extent consistent with the investment policy of the Board of Directors of the Company as in effect on the Effective Date;

(i)         Investments in (1) preferred stocks or (2) adjustable rate preferred stock funds, in the case of both clauses (1) and (2), are consistent with the investment policy of the Board of Directors of the Company as in effect on the Effective Date; and

(j)          Investments by Subsidiaries of the Company organized under any jurisdiction other than any state of the United States or the District of Columbia (in each such case a “Foreign Subsidiary”) in direct obligations of the country in which such Foreign Subsidiary is organized, in each such case maturing within twelve (12) months from the date of acquisition thereof by such Foreign Subsidiary.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means (a) any Debt of the Company secured by a Lien created or incurred within the limitations of Section 10.4(h) or 10.4(n) and (b) any Debt of the Company’s Subsidiaries (other than Debt of a Wholly-owned Subsidiary owing to another Wholly-owned Subsidiary).

“Pro Forma Basis” means, for purposes of calculating EBITDA for any period, that each Specified Transaction that has been consummated during such period (and all other Specified Transactions that have been consummated by the Company or any Subsidiary during such period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of such period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all of the capital stock of a Subsidiary or any division, business unit, product line or line of business, shall be excluded and (ii) in the case of an acquisition, shall be included, (b) any retirement of Total Funded Debt and (c) any Total Funded Debt incurred or assumed by the Company or any of its Subsidiaries in connection therewith (and if such Total Funded Debt has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Total Funded Debt as at the relevant date of determination); provided that the foregoing pro forma adjustments may be applied to EBITDA solely to the extent that such adjustments (to the extent exceeding $50,000,000 with respect to any Specified Transaction) are made on a basis reasonably satisfactory to the Required Holders (after receipt of such related information or certificates from the Company as it deems appropriate).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.3(c).

“Prudential” is defined in the address block of this Agreement.

“Prudential Affiliate” means any Affiliate of Prudential.

“Purchaser” is defined in the address block of this Agreement.

“Purchaser Schedule” means, (a) the Purchaser Schedule attached hereto and (b) with respect to any Series of Notes issued after the Effective Date, the Purchaser Schedule attached to any Confirmation of Acceptance listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Quotation” is defined in Section 2.2(d).

“Quotation Response Date” is defined in Section 2.2(c)(ii).

“Rating Agency” means Standard & Poor’s Ratings Group or Moody’s Investors Service or any of their respective subsidiaries.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Rental Expense” means, with respect to any period, the aggregate amount of rental payments made by the Company and its Subsidiaries (determined on a consolidated basis) for such period with respect to operating leases.

“Request for Purchase” is defined in Section 2.2(c)(ii).

“Required Holders” means, at any time, on or after the Effective Date, at least two distinct holders that hold, in the aggregate, at least 51% in principal amount of the Notes (exclusive of Notes then owned by the Company or any of its Affiliates); provided that: (w) any determination of whether there are two distinct holders of Notes holding the required percentage principal amount of Notes specified above shall, with respect to any holder that is a nominee, be made by reference to the beneficial owner of the relevant Note(s) whose name and address appears in the register maintained by the Company pursuant to Section 13.1; (x) any holders that are Affiliates of a holder shall be deemed to be a single holder of Notes; (y) if at any time of determination there is (or is deemed to be) only one holder of Notes, the Required Holders shall mean the holder(s) of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) and (z) that any determination of Required Holders must include each Investor Group Representative to the extent Affiliates of such Investor Group Representative hold at least $25,000,000 in aggregate outstanding principal amount of the Notes.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and concurrently therewith lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or substantially similar property.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” means all Debt of the Company which is not expressed to be subordinate or junior in rank to any other Debt of the Company.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Series” is defined in Section 1.4.

“Series S Notes” is defined in Section 1.3.

“Source” is defined in Section 6.2.

“Specified Transactions” means (a) any disposition of all or substantially all of the assets or capital stock of any Subsidiary or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole or (b) any acquisition (by merger, consolidation or otherwise) of any company or any division, business unit, product line or line of business that is material to the business of the Company and its Subsidiaries as a whole. For purposes hereof, any of the foregoing transactions which either (i) results in $50,000,000 or more of net adjustments to EBITDA or (ii) is designated as such by the Company to the holders of Notes in writing within ten (10) Business Days of the consummation thereof shall be deemed material to the business of the Company and its Subsidiaries as a whole.

“SPV” has the meaning provided in the definition of “Asset Securitization.”

“Standard Securitization Undertakings” means, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.

“Standard & Poor’s Ratings Group” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Sterling” or “£” means lawful currency of Great Britain.

“Structuring Fee” is defined in Section 2.2(g)(i).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” is defined in Section 2.3.

“Subsidiary Guaranty” is defined in Section 2.3.

“Surviving Person” is defined in Section 10.5(b).

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Breakage Amount” is defined in Section 8.8.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement.

“Swap Indemnity Letter” means that certain swap indemnity letter from the Company to the Purchasers relating to cross-currency swaps of Euro-denominated Notes.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Swapped Note” is defined in Section 8.7(b).

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“TARGET Settlement Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor thereto) is open for the settlement of payment in Euros.

“Total Funded Debt” of any Person means (without duplication):

(a)          all indebtedness of such Person for borrowed money;

(b)         the deferred and unpaid balance of the purchase price owing by such Person on account of any assets or services purchased (other than trade payables and other accrued liabilities incurred in the ordinary course of business) if such purchase price is (i) due more than nine months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or a similar written instrument;

(c)          all Capital Lease obligations;

(d)          all indebtedness secured by a Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is non-recourse to such Person;

(e)         notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above);

(f)           indebtedness evidenced by bonds, notes or similar written instrument;

(g)          the face amount of all letters of credit and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder (other than such letters of credit, bankers’ acceptances and drafts for the deferred purchase price of assets or services to the extent such purchase price is excluded from clause (b) above);

(h)          net obligations of such Person under Swap Contracts which constitute interest rate agreements or currency agreements;

(i)           guaranty obligations of such Person with respect to Total Funded Debt of another Person (including Affiliates);

(j)           Off-Balance Sheet Liabilities; and

(k)          all Attributable Securitization Indebtedness;

provided, however, that in no event shall any calculation of Total Funded Debt of the Company include (i) deferred taxes (ii) purchase price adjustments and other deferred payments, except to the extent the amount payable is reasonably determinable and contingencies have been resolved, (iii) indebtedness that has been discharged in accordance with its terms, (iv) accrued pension costs and other employee benefit obligations arising in the ordinary course of business or (v) obligations related to customer advances received and held in the ordinary course of business; .

“Trigger Quarter” has the meaning set forth in Section 10.2(a).

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-owned Subsidiaries at such time.

[Form of Series I Note]

Sensient Technologies Corporation

1.71% Senior Note, Series I, due May 3, 2027

No.	[Date]
€	PPN 81725T G@3

FOR VALUE RECEIVED, the undersigned, SENSIENT TECHNOLOGIES CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of € _______________ (or so much thereof as shall not have been prepaid) on May 3, 2027 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 1.71% per annum from the date hereof, payable semiannually, on the third day of May and November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Swap Breakage Amount (each, as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and, if such Note is a Non-Swapped Note, any Make-Whole Amount with respect to this Note are to be made in Euros at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.  Any Swap Breakage Amount and, if such Note is a Swapped Note, any Make-Whole Amount due hereunder shall be payable in Dollars at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provide in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series I, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(a)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Swap Breakage Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(a)-2

[Form of Series M Note]

Sensient Technologies Corporation

4.94% Senior Note, Series M, due May 31, 2028

No.	[Date]
$	PPN 81725T H#0

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of $__________ (or so much thereof as shall not have been prepaid) on May 31, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 4.94% per annum from the date hereof, payable semiannually, on the thirty- first day of May and the thirtieth day of November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series M, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(b)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(b)-2

[Form of Series N Note]

Sensient Technologies Corporation

4.15% Senior Note, Series N, due May 31, 2028

No.	[Date]
€	PPN 81725T J*2

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of €__________ (or so much thereof as shall not have been prepaid) on May 31, 2028 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 4.15% per annum from the date hereof, payable semiannually, on the thirty- first day of May and thirtieth day of November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Swap Breakage Amount (each, as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and, if such Note is a Non-Swapped Note, any Make-Whole Amount with respect to this Note are to be made in Euros at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below. Any Swap Breakage Amount and, if such Note is a Swapped Note, any Make-Whole Amount due hereunder shall be payable in Dollars at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provide in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series N, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(c)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Swap Breakage Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(c)-2

[Form of Series O Note]

Sensient Technologies Corporation

6.08% Senior Note, Series O, due November 29, 2026

No.	[Date]
$	Ppn 81725t J@0

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of $ _____________ (or so much thereof as shall not have been prepaid) on November 29, 2026 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 6.08% per annum from the date hereof, payable semiannually, on the twenty-ninth day of May and November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series O, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(d)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(d)-2

[Form of Series P Note]

Sensient Technologies Corporation

6.14% Senior Note, Series P, due November 29, 2027

No.	[Date]
$	PPN 81725T J#8

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of $ _____________ (or so much thereof as shall not have been prepaid) on November 29, 2027 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 6.14% per annum from the date hereof, payable semiannually, on the twenty-ninth day of May and November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series P, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(e)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(e)-2

[Form of Series Q Note]

Sensient Technologies Corporation

6.34% Senior Note, Series Q, due November 29, 2029

No.	[Date]
$	PPN 81725T K*0

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of $ _____________ (or so much thereof as shall not have been prepaid) on November 29, 2029 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 6.34% per annum from the date hereof, payable semiannually, on the twenty-ninth day of May and November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series Q, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(f)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(f)-2

[Form of Series R Note]
Sensient Technologies Corporation

4.62% Senior Note, Series R, due November 29, 2029

No.	[Date]
€	PPN 81725T K@8

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of €____________ (or so much thereof as shall not have been prepaid) on November 29, 2029 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 4.62% per annum from the date hereof, payable semiannually, on the twenty-ninth day of May and November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Swap Breakage Amount (each, as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and, if such Note is a Non-Swapped Note, any Make-Whole Amount with respect to this Note are to be made in Euros at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below. Any Swap Breakage Amount and, if such Note is a Swapped Note, any Make-Whole Amount due hereunder shall be payable in Dollars at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provide in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series R, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(g)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Swap Breakage Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(g)-2

[Form of Series S Note]

Sensient Technologies Corporation

4.83% Senior Note, Series S, due November 3, 2029

No.	[Date]
$	PPN: 81725T K#6

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of $ _____________ (or so much thereof as shall not have been prepaid) on November 3, 2029 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 4.83% per annum from the date hereof, payable semiannually, on the third day of May and November in each year, commencing with the May or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes, Series S, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit 1(h)
(to Note Purchase Agreement)

The Company will make required prepayments of the principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

E-1(h)-2

[Form of Series [__] Note]
Sensient Technologies Corporation

[____]% Senior Note, Series [__], due [______] [__], [____]

No. [__]-[     ]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
INTEREST PAYMENT DATES:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
PPN:[______________]

For Value Received, the undersigned, Sensient Technologies Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Wisconsin, hereby promises to pay to _______________, or registered assigns, the principal sum of [$/€/£] _______________ (or so much thereof as shall not have been prepaid) [on the Final Maturity Date specified above (the “Maturity Date”),] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Maturity Date in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360‑day year of twelve 30 day months) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, from the date hereof, payable on each Interest Payment Date specified above and on the Maturity Date, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount or Swap Breakage Amount (each, as defined in the Note Purchase Agreement referred to below), at a rate per annum from time to time equal to the Default Rate.

[Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.]1

[Payments of principal of, interest on and, if such Note is a Non-Swapped Note, any Make-Whole Amount with respect to this Note are to be made in Euros at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below. Any Swap Breakage Amount and, if such Note is a Swapped Note, any Make-Whole Amount due hereunder shall be payable in Dollars at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provide in the Note Purchase Agreement referred to below.]2

1          To be used for Notes issued in Dollars.
2          To be used for Notes issued in Euros.

Exhibit 1(i)
(to Note Purchase Agreement)

[Payments of principal of, interest on and, if such Note is a Non-Swapped Note, any Make-Whole Amount with respect to this Note are to be made in Sterling at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below. Any Swap Breakage Amount and, if such Note is a Swapped Note, any Make-Whole Amount due hereunder shall be payable in Dollars at Citibank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provide in the Note Purchase Agreement referred to below.]3

This Note is one of a series of Senior Notes, Series __, issued pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement, dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”), among the Company, PGIM, Inc., NYL Investors LLC, MetLife Investment Management, LLC, the Existing Holders (as defined therein), and each Investor Group Affiliate which becomes party thereto as a purchaser and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal [on the dates and in the amounts specified above and] as specified in the Note Purchase Agreement.  This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Swap Breakage Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would require application of the laws of a jurisdiction other than such State.

Sensient Technologies Corporation

By:
Name:
Title:

3          To be used for Notes issued in Sterling.

E-1(i)-2

Guaranty Agreement

Dated as of [________] [__], 2025

Re:          €39,999,999.99 1.71% Senior Notes, Series I, due May 3, 2027
$75,000,000 4.94% Senior Notes, Series M, due May 31, 2028
€40,000,000 4.15% Senior Notes, Series N, due May 31, 2028
$35,000,000 6.08% Senior Notes, Series O, due November 29, 2026
$35,000,000 6.14% Senior Notes, Series P, due November 29, 2027
$35,000,000 6.34% Senior Notes, Series Q, due November 29, 2029
€40,000,000 4.62% Senior Notes, Series R, due November 29, 2029
$60,000,000 4.83% Senior Notes, Series S, due November 3, 2029

and

Master Note Facility

of

Sensient Technologies Corporation

Exhibit 2.3
(to Note Purchase Agreement)

Table of Contents

(Not a part of the Agreement)

-i-

GUARANTY AGREEMENT

Re:          €39,999,999.99 1.71% Senior Notes, Series I, due May 3, 2027
$75,000,000 4.94% Senior Notes, Series M, due May 31, 2028
€40,000,000 4.15% Senior Notes, Series N, due May 31, 2028
$35,000,000 6.08% Senior Notes, Series O, due November 29, 2026
$35,000,000 6.14% Senior Notes, Series P, due November 29, 2027
$35,000,000 6.34% Senior Notes, Series Q, due November 29, 2029
€40,000,000 4.62% Senior Notes, Series R, due November 29, 2029
$60,000,000 4.83% Senior Notes, Series S, due November 3, 2029

and

Master Note Facility

of

Sensient Technologies Corporation

This GUARANTY AGREEMENT dated as of [________] [__], 2025 (the “Guaranty”) is entered into on a joint and several basis by each of the undersigned, together with any entity which may become a party hereto by execution and delivery of a Guaranty Supplement in substantially the form set forth as Exhibit A hereto (a “Guaranty Supplement”) (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”).

RECITALS

A.           Each Guarantor is a subsidiary of Sensient Technologies Corporation, a Wisconsin corporation (the “Company”).

B.          The Company previously entered into each of (a) that certain Note Purchase Agreement dated as of May 3, 2017 (the “Existing 2017 Note Agreement”) between the Company and each of the of the original purchasers listed in Schedule A thereto under and pursuant to which the Company issued €39,999,999.99 aggregate principal amount of its 1.71% Senior Notes, Series I, due May 3, 2027 (the “Existing Series I Notes”), (b) that certain Note Purchase Agreement dated as of May 31, 2023 (the “Existing May 2023 Note Agreement”) between the Company and each of the of the original purchasers listed in Schedule A thereto under and pursuant to which the Company issued (i) $75,000,000 aggregate principal amount of its 4.94% Senior Notes, Series M, due May 31, 2028 (the “Existing Series M Notes”) and (ii) €40,000,000 aggregate principal amount of its 4.15% Senior Notes, Series N, due May 31, 2028 (the “Existing Series N Notes”) and (c) that certain Note Purchase Agreement dated as of November 29, 2023 (the “Existing November 2023 Note Agreement” and, together with each of the Existing 2017 Note Agreement and the Existing May 2023 Note Agreement, collectively, the “Existing Note Agreements”) between the Company and each of the of the original purchasers listed in Schedule A thereto under and pursuant to which the Company issued (i) $35,000,000 aggregate principal amount of its 6.08% Senior Notes, Series O, due November 29, 2026 (the “Existing Series O Notes”), (ii) $35,000,000 aggregate principal amount of its 6.14% Senior Notes, Series P, due November 29, 2027 (the “Existing Series P Notes”), (iii) $35,000,000 aggregate principal amount of its 6.34% Senior Notes, Series Q, due November 29, 2029 (the “Existing Series Q Notes”) and (iv) €40,000,000 aggregate principal amount of its 4.62% Senior Notes, Series R, due November 29, 2029 (the “Existing Series R Notes” and, together with each of the Existing Series I Notes, Existing Series M Notes, Existing Series N Notes, Existing Series O Notes, Existing Series P Notes and the Existing Series Q Notes, collectively, the “Existing Notes”).

C.           The Company, PGIM, Inc. (“Prudential”), NYL Investors LLC (“NYL”), MetLife Investment Management, LLC (“MetLife”) and the Existing Holders (as defined in the Note Purchase Agreement (as defined herein)) have agreed to consolidate, amend and restate the Existing Note Agreements pursuant to the Amended and Restated Consolidated Note Purchase and Master Note Agreement dated as of November 3, 2025 (as amended, modified or supplemented from time to time, the “Note Purchase Agreement”).  On November 3, 2025, the Company issued and sold $60,000,000 aggregate principal amount of its 4.83% Senior Notes, Series S, due November 3, 2029 (the “Series S Notes”).

D.          Pursuant to Section 9.7 of the Note Purchase Agreement, the Company has elected to cause each of the undersigned to enter into this Guaranty as security for the Notes (as defined in the Note Purchase Agreement).

E.           Each of the Guarantors is a Subsidiary of the Company and will derive substantial value and benefit from the continued guaranty of the Existing Notes and the issuance of any additional Notes pursuant to the Note Purchase Agreement.

NOW, THEREFORE, as permitted by Section 9.7 of the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally, as follows to each of the Existing Holders and any other future holder of a Note (collectively, the “Holders”):

Section 1.            Definitions.

Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

Section 2.            Guaranty of Notes and Note Purchase Agreement.

(a)          Subject to the limitation set forth in Section 2(b) hereof, each Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee unto the Holders: (1) the full and prompt payment of the principal of, premium, if any, and interest on the Notes from time to time outstanding, as and when such payments shall become due and payable whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, premium, if any, or interest at the rate set forth in the Notes and interest accruing at the then applicable rate provided in the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or owed by the Company under the terms of the Notes and the Note Purchase Agreement and (3) the full and prompt payment, upon demand by any Holder, of all costs and expenses, legal or otherwise (including attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Notes, the Note Purchase Agreement or under this Guaranty or in any consultation or action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Notes or Note Purchase Agreement or any of the terms thereof or any other like circumstance or circumstances.

2.3-2

(b)          The liability of each Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance.

Section 3.            Guaranty of Payment and Performance.

This is a guarantee of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Purchase Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy. Any Holder may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes or for this Guaranty or any other remedy. The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Debt, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guarantees, Debt, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any Holder.

The covenants and agreements on the part of the Guarantors herein contained shall take effect as joint and several covenants and agreements, and references to the Guarantors shall take effect as references to each of them and none of them shall be released from liability hereunder by reason of the guarantee ceasing to be binding as a continuing security on any other of them.

Section 4.          General Provisions Relating to the Guaranty.

(a)          Each Guarantor hereby consents and agrees that any Holder or Holders from time to time, with or without any further notice to or assent from any other Guarantor may, without in any manner affecting the liability of any Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:

2.3-3

(1)          extend in whole or in part (by renewal or otherwise), purchase any Series of Shelf Notes, modify, change, compromise, release or extend the duration of the time for the performance or payment of any Debt, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Debt, liability or obligations of the Company on the Notes, or waive any Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Guaranty; or

(2)       sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Debt, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes; or

(3)         settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes.

Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

(b)          Each Guarantor hereby waives, to the fullest extent permitted by law:

(1)         notice of acceptance of this Guaranty by the Holders or of the issuance of any Shelf Notes or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Debt, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);

(2)         demand of payment by any Holder from the Company or any other Person indebted in any manner on or for any of the Debt, liabilities or obligations hereby guaranteed; and

(3)         presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.

The obligations of each Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (other than by payment in full of the Notes and the obligations of the Company under the Note Purchase Agreement), whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

2.3-4

(c)          The obligations of the Guarantors hereunder shall be binding upon the Guarantors and their successors and assigns, and shall remain in full force and effect until the entire principal, interest and premium, if any, on the Notes and all other sums due pursuant to Section 2 shall have been paid and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to or the consent of the Guarantors:

(1)         the genuineness, validity, regularity or enforceability of the Notes, the Note Purchase Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company, any other Guarantors or any other Person on or in respect of the Notes or under the Note Purchase Agreement or any other agreement or the power or authority or the lack of power or authority of the Company to issue the Notes or the Company to execute and deliver the Note Purchase Agreement or any other agreement or of any other Guarantors to execute and deliver this Guaranty or any other agreement or to perform any of its obligations hereunder or the existence or continuance of the Company or any other Person as a legal entity; or

(2)         any default, failure or delay, willful or otherwise, in the performance by the Company, any other Guarantor or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(3)         any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, any other Guarantor or any other Person or in respect of the property of the Company, any other Guarantor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, any other Guarantor or any other Person; or

(4)        impossibility or illegality of performance on the part of the Company, any other Guarantor or any other Person of its obligations under the Notes, the Note Purchase Agreement, this Guaranty or any other agreements; or

(5)          in respect of the Company, any other Guarantors or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, any other Guarantors or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, any other Guarantors or any other Person and whether or not of the kind hereinbefore specified; or

2.3-5

(6)         any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Debt, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by the Company, any Guarantor or any other Person, or against any sums payable in respect of the Notes or under the Note Purchase Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(7)        any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company, any Guarantor or any other Person of its respective obligations under or in respect of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(8)       the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

(9)        any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Company, any Guarantor or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or failure to resort for payment to the Company, any other Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

(10)      the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Purchase Agreement or any other agreement, or the sale, release, substitution or exchange of any security for the Notes; or

(11)       any merger or consolidation of the Company, any other Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, any other Guarantor or any other Person to any other Person, or any change in the ownership of any shares of the Company, any other Guarantor or any other Person; or

(12)       any defense whatsoever that: (i) the Company or any other Person might have to the payment of the Notes (principal, premium, if any, or interest), other than payment thereof in Federal or other immediately available funds, or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Notes, the Note Purchase Agreement or any other agreement, whether through the satisfaction or purported satisfaction by the Company, any other Guarantor or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise, other than the defense of indefeasible payment in full in cash of the Notes; or

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(13)        any issuance of Shelf Notes; or

(14)      any act or failure to act with regard to the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or anything which might vary the risk of any Guarantor or any other Person; or

(15)       any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other Person in respect of the obligations of any Guarantor or other Person under this Guaranty or any other agreement, other than the defense of indefeasible payment in full in cash of the Notes;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the obligations of each Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of, premium, if any, and interest on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under the Note Purchase Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Purchase Agreement, as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Note Purchase Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

(d)          All rights of any Holder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of such Note whether with or without the consent of or notice to the Guarantors under this Guaranty or to the Company.

(e)          To the extent of any payments made under this Guaranty, the Guarantors shall be subrogated to the rights of the Holder or Holders upon whose Notes such payment was made, but each Guarantor covenants and agrees that such right of subrogation shall be junior and subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company with respect to the Notes and the Note Purchase Agreement and by the Guarantors under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company under or in respect of the Notes and the Note Purchase Agreement and all amounts due and owing by the Guarantors hereunder have indefeasibly been finally paid in cash in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the indefeasible payment in cash in full of the Notes and all other amounts payable under the Notes, the Note Purchase Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under the Note Purchase Agreement and this Guaranty, whether matured or unmatured. Each Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.

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(f)          To the extent of any payments made under this Guaranty, each Guarantor making such payment shall have a right of contribution from the other Guarantors, but such Guarantor covenants and agrees that such right of contribution shall be subordinate in right of payment to the rights of the Holders for which full payment has not been made or provided for and, to that end, such Guarantor agrees not to claim or enforce any such right of contribution unless and until all of the Notes and all other sums due and payable under the Note Purchase Agreement have been fully and irrevocably paid and discharged.

(g)         Each Guarantor agrees that to the extent the Company, any other Guarantor or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors’ obligations hereunder, as if said payment had not been made. The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

(h)         No Holder shall be under any obligation: (1) to marshal any assets in favor of the Guarantors or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue themselves and that may lighten the Guarantors’ burden, any right to which each Guarantor hereby expressly waives.

(i)            The obligations of each Guarantor under this Guaranty rank pani passu in right of payment with all other Debt of such Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Debt of such Guarantor.

Section 5.            Representations and Warranties of the Guarantors.

Each Guarantor represents and warrants to each Holder that:

(a)        Such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the business, operations, affairs, financial condition, assets or properties of such Guarantor and its subsidiaries, taken as a whole, or (2) the ability of such Guarantor to perform its obligations under this Guaranty, or (3) the validity or enforceability of this Guaranty (herein in this Section 5, a “Material Adverse Effect”). Such Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and to perform the provisions hereof.

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(b)         This Guaranty has been duly authorized by all necessary action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)        The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its subsidiaries under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, charter document or by-law, or any other agreement or instrument to which such Guarantor or any of its subsidiaries is bound or by which such Guarantor or any of its subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the such Guarantor or any of its subsidiaries.

(d)        No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty.

(e)          Such Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts as they become due and greater than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. Such Guarantor does not intend to incur, or believe or should have believed that it will incur, debts beyond its ability to pay such debts as they become due. Such Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Guaranty. Such Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Guaranty.

Section 6.            Guarantor Covenants.

From and after the date of issuance of the Notes by the Company and continuing so long as any amount remains unpaid thereon each Guarantor agrees to comply with the terms and provisions of Sections 9.1, 9.2, 9.3, 9.4 and 9.5 of the Note Purchase Agreement, insofar as such provisions apply to such Guarantor, as if said Sections were set forth herein in full.

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[Section 7.           Payments Free and Clear of Taxes.]

[In the event any Guarantor is organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia, the following Section 7 shall be added to the guaranty]

[All payments whatsoever under this Guaranty will be made by such Guarantor in lawful currency of the United States of America (“Dollars”), Sterling or Euros in accordance with Section 22.9 of the Note Purchase Agreement free and clear of, and without liability or withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by a Guarantor under this Guaranty, such Guarantor will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each Holder such additional amounts as may be necessary in order that the net amounts paid to such Holder pursuant to the terms of this Guaranty after such deduction, withholding or payment (including without limitation any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such Holder under the terms of this Guaranty before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a)          any Tax that would not have been imposed but for the existence of any present or former connection between such Holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation or any Person other than the Holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including without limitation such Holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for such Guarantor, after the Effective Date, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Guaranty or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b)        any Tax that would not have been imposed but for the delay or failure by such Holder (following a written request by such Guarantor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such Holder to avoid or reduce such Taxes and that in the case of any of the foregoing would not result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such Holder, provided that such Holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms as may be specified in a written request of such Guarantor no later than 60 days after receipt by such Holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

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(c)          any combination of clauses (a) and (b) above;

and provided further that in no event shall such Guarantor be obligated to pay such additional amounts (i) to any Holder not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the Effective Date in excess of the amounts that such Guarantor would be obligated to pay if such Holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty at the time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any Holder registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and such Guarantor shall have given timely notice of such law or interpretation to such Holder.

By acceptance of any Note, each Holder agrees that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by such Guarantor all such forms, certificates, documents and returns provided to such Holder by such Guarantor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such Holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide such Guarantor with such information with respect to such Holder as such Guarantor may reasonably request in order to complete any such Forms, provided that nothing in this Section 7 shall require any Holder to provide information with respect to any such Form or otherwise if in the opinion of such Holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such Holder, and provided further that each such Holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such Holder to such Guarantor or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of such Guarantor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

On or before the Effective Date such Guarantor will furnish you with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in a Taxing Jurisdiction pursuant to clause (b) of the first paragraph of this Section 7, if any, and in connection with the transfer of any Note such Guarantor will furnish the transferee of such Note with copies of any Form and English translation then required.

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If any payment is made by such Guarantor to or for the account of the Holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Guarantor pursuant to this Section 7, then, if such Holder at its sole discretion determines that it has received or been granted a refund of such Taxes, such Holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Guarantor such amount as such Holder shall, in its sole discretion, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of any Holder to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Holder shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any Holder to disclose any information relating to its tax affairs or any computations in respect thereof.

Such Guarantor will furnish the Holders, promptly and in any event within 60 days after the date of any payment by such Guarantor of any Tax in respect of any amounts paid under this Guaranty, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Guarantor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any Holder.

If such Guarantor makes payment to or for the account of any Holder and such Holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such Holder shall, as soon as practicable after receiving written request from such Guarantor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by such Guarantor, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of such Guarantor under this Section 7 shall survive the payment or transfer of any Note and the provisions of this Section 7 shall also apply to successive transferees of the Notes.]

Section 8.            Governing Law.

(a)         This Guaranty shall be governed by and construed in accordance with the laws of the state of New York applicable therein.

(b)          Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating solely to this Guaranty or the Notes. To the fullest extent permitted by applicable law, such Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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(c)          Each Guarantor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(d)         Each Guarantor consents to process being served in any suit, action or proceeding solely by mailing a copy thereof by registered or certified or priority mail, postage prepaid, return receipt requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 11, to [__________], as its agent for the purpose of accepting service of any process in the United States. Such Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(e)           Nothing in this Section 8 shall affect the right of any Holder to serve process in any manner permitted by law, or limit any right that the Holders may have to bring proceedings against such Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(f)           Each Guarantor hereby irrevocably appoints [__________] to receive for it, and on its behalf, service of process in the United States.

(g)          THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 9.            Judgments.

(a)          Any payment on account of an amount that is payable hereunder in Dollars which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty only to the extent of the amount of Dollars which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such Holder, such Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

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(b)          Any payment on account of an amount that is payable hereunder in Euros which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty only to the extent of the amount of Euros which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Euros that could be so purchased is less than the amount of Euros originally due to such Holder, such Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

(c)          Any payment on account of an amount that is payable hereunder in Sterling which is made to or for the account of any Holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty only to the extent of the amount of Sterling which such Holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Sterling that could be so purchased is less than the amount of Sterling originally due to such Holder, such Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such Holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such Holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

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Section 10.          Amendments, Waivers and Consents.

(a)          This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders.

(b)         The Guarantors will provide each Holder (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. The Guarantors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 10 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders.

(c)          The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of fee or otherwise, or grant any security, to any Holder as consideration for or as an inducement to the entering into by any Holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder even if such Holder did not consent to such waiver or amendment.

(d)          Any amendment or waiver consented to as provided in this Section 10 applies equally to all Holders and is binding upon them and upon each future holder and upon the Guarantors. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantors and any Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of any Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.

(e)          Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty, Notes directly or indirectly owned by any Guarantor, the Company or any of their respective subsidiaries or Affiliates shall be deemed not to be outstanding.

Section 11.          Notices; English Language.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(1)        if to an Initial Note Purchaser or such Initial Note Purchaser’s nominee, to such Initial Note Purchaser or such Initial Note Purchaser’s nominee at the address specified for such communications in Schedule A to the Note Purchase Agreement, or at such other address as such Initial Note Purchaser or such Initial Note Purchaser’s nominee shall have specified to any Guarantor or the Company in writing,

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(2)          if to any other Holder, to such Holder at such address as such Holder shall have specified to any Guarantor or the Company in writing, or

(3)         if to any Guarantor, to such Guarantor c/o the Company at its address set forth at the beginning of the Note Purchase Agreement to the attention of [__________], or at such other address as such Guarantor shall have specified to the Holders in writing.

Notices under this Section 11 will be deemed given only when actually received.

[In the event any Guarantor is organized under the laws of any jurisdiction other than any state of the United States or the District of Columbia, the following paragraphs shall be added to Section 11 of the guaranty]

[Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Guaranty shall be in English or accompanied by an English translation thereof.]

[This Guaranty has been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in [__________] or any other jurisdiction in respect hereof or thereof.]

Section 12.          Miscellaneous.

(a)          No remedy herein conferred upon or reserved to any Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle any Holder to exercise any remedy reserved to it under the Guaranty, it shall not be necessary for such Holder to physically produce its Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.

(b)          The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified in the Note Purchase Agreement, or by such other method or at such other address as any Holder shall have from time to time specified to the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.

(c)          Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

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(d)          If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.

(e)          This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of each Holder and its successors and assigns so long as its Notes remain outstanding and unpaid.

(f)         This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 13.          Indemnity.

To the fullest extent of applicable law, each Guarantor shall indemnify and save each Holder harmless from and against any losses which may arise by virtue of any of the obligations hereby guaranteed being or becoming for any reason whatsoever in whole or in part void, voidable, contrary to law, invalid, ineffective or otherwise unenforceable by the Holder or any of them in accordance with its terms (all of the foregoing collectively, an “Indemnifiable Circumstance”). For greater certainty, these losses shall include without limitation all obligations hereby guaranteed which would have been payable by the Company but for the existence of an Indemnifiable Circumstance, net of any withholding or deduction of or on account of any Relevant Tax in accordance with Section 7 hereof; provided, however, that the extent of the Guarantor’s aggregate liability under this Section 13 shall not at any time exceed the amount (but for any Indemnifiable Circumstance) otherwise guaranteed pursuant to Section 2.

[Intentionally Blank]

2.3-17

In Witness Whereof, the undersigned has caused this Guaranty to be duly executed by an authorized representative as of this ___ day of _______________.

[Guarantor]

By:
Name:
Title:

[Guarantor]

By:
Name:
Title:

2.3-18

Accepted and Agreed:

Sensient Technologies Corporation

By:
Name:
Title:

2.3-19

GUARANTY SUPPLEMENT

To the Holders of the Notes (as hereinafter
defined) of Sensient Technologies
Corporation (the “Company”)

Ladies and Gentlemen:

Whereas, the Company, on the one hand, and PGIM, Inc. (“Prudential”), NYL Investors LLC (“NYL”), MetLife Investment Management, LLC (“MetLife”), the Existing Holders (as defined in the Note Purchase Agreement (as defined herein)) and each Investor Group Affiliate (as defined in the Note Purchase Agreement) which becomes party thereto from time to time, on the other hand, have entered into that certain Amended and Restated Consolidated Note Purchase and Master Note Agreement dated as of November 3, 2025 (the “Note Purchase Agreement”), which consolidates, amends and restates each of the Existing Note Agreements (as defined therein) pursuant to which the Company had issued the Existing Notes (as defined therein) and, pursuant to the Note Purchase Agreement may, from time to time, issue additional series of senior notes (together with the Existing Notes, the “Notes”); and

Whereas, as pursuant to the terms of the Note Purchase Agreement, certain subsidiaries of the Company may enter into a Guaranty Agreement as security for the Notes (the “Guaranty”).

Pursuant to Section 9.7 of the Note Purchase Agreement, the Company has agreed to cause the undersigned, _______________, a _______________ organized under the laws of _______________ (the “Additional Guarantor”), to join in the Guaranty. In accordance with the requirements of the Guaranty, the Additional Guarantor desires to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty attached hereto so that at all times from and after the date hereof, the Additional Guarantor shall be jointly and severally liable as set forth in the Guaranty for the obligations of the Company under the Note Purchase Agreement and Notes to the extent and in the manner set forth in the Guaranty.

The undersigned is the duly elected _______________ of the Additional Guarantor, a subsidiary of the Company, and is duly authorized to execute and deliver this Guaranty Supplement to each of you. The execution by the undersigned of this Guaranty Supplement shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty and by such execution the Additional Guarantor shall be deemed to have made in favor of the Holders the representations and warranties set forth in Section 5 of the Guaranty.

Upon execution of this Guaranty Supplement, the Guaranty shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.

Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Guaranty without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.

Dated:	,	.
[Name of Additional Guarantor]

By
Its

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